PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated February 19, 1998)         Registration No. 333-24915

                                 $130,000,000
                             BRE Properties, Inc.
                             7 1/8% NOTES DUE 2013

                               ---------------
                  Interest payable February 15 and August 15
                               ---------------
 BRE PROPERTIES,  INC. ("BRE" OR  THE "COMPANY")  IS A FULLY  INTEGRATED REAL
  ESTATE OPERATING COMPANY WHICH OWNS, ACQUIRES, DEVELOPS, REHABILITATES AND
   MANAGES  APARTMENT COMMUNITIES  IN 12 TARGETED  METROPOLITAN MARKETS  IN
    THE WESTERN UNITED  STATES. AS OF NOVEMBER 30, 1997, BRE'S MULTIFAMILY
      PORTFOLIO INCLUDED 73  COMPLETED APARTMENT COMMUNITIES AGGREGATING
       18,329 UNITS IN CALIFORNIA, ARIZONA, WASHINGTON, OREGON, NEVADA,
        NEW  MEXICO AND  UTAH  AND EIGHT  APARTMENT COMMUNITIES  UNDER
         DEVELOPMENT  AGGREGATING   APPROXIMATELY  2,445  UNITS.  SEE
           "RECENT DEVELOPMENTS." ON THAT DATE, BRE ALSO OWNED  FIVE
            COMMERCIAL  AND  RETAIL  PROPERTIES  AND HELD  LIMITED
             PARTNERSHIP  INTERESTS IN  TWO SHOPPING  CENTERS AND
              ONE  APARTMENT COMMUNITY. THE COMPANY  HAS ELECTED
                TO OPERATE AS A REAL ESTATE INVESTMENT TRUST (A
                 "REIT") FOR FEDERAL INCOME TAX PURPOSES.

                               ---------------
THE NOTES  WILL MATURE ON FEBRUARY 15, 2013. THE NOTES WILL BE  REDEEMABLE, IN
 WHOLE  OR FROM TIME TO  TIME IN PART,  AT THE OPTION  OF THE COMPANY AT  ANY
  TIME  AT A  REDEMPTION PRICE  EQUAL  TO THE  GREATER  OF (I)  100% OF  THE
   PRINCIPAL AMOUNT  OF THE NOTES  TO BE REDEEMED AND  (II) THE SUM  OF THE
    PRESENT VALUES  OF THE REMAINING  SCHEDULED PAYMENTS OF  PRINCIPAL AND
     INTEREST THEREON  (EXCLUSIVE  OF  INTEREST ACCRUED  TO  THE  DATE OF
      REDEMPTION) DISCOUNTED TO  THE DATE OF REDEMPTION  ON A SEMIANNUAL
      BASIS  (ASSUMING  A  360-DAY  YEAR  CONSISTING  OF  TWELVE  30-DAY
       MONTHS) AT  THE TREASURY RATE (AS DEFINED HEREIN) PLUS  25 BASIS
        POINTS, PLUS,  IN EITHER CASE, ACCRUED AND  UNPAID INTEREST ON
         THE  PRINCIPAL  AMOUNT   BEING  REDEEMED  TO   THE  DATE  OF
          REDEMPTION. THE NOTES WILL BE REPRESENTED BY A GLOBAL NOTE
           REGISTERED IN THE  NAME OF  A NOMINEE  OF THE DEPOSITORY
            TRUST  COMPANY,  AS   DEPOSITARY  (THE  "DEPOSITARY").
            BENEFICIAL  INTERESTS IN THE  NOTES WILL BE SHOWN  ON,
             AND   TRANSFERS  THEREOF   WILL  BE  EFFECTED   ONLY
              THROUGH,  RECORDS MAINTAINED  BY THE  PARTICIPANTS
               OF  THE   DEPOSITARY.  EXCEPT  IN   THE  LIMITED
                CIRCUMSTANCES  DESCRIBED  IN  THE  PROSPECTUS,
                 NOTES  IN  CERTIFICATED  FORM  WILL  NOT  BE
                  ISSUED IN EXCHANGE FOR THE GLOBAL NOTE.

                               ---------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A
     DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE NOTES.

                               ---------------
 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION  NOR  HAS
    THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
     COMMISSION PASSED  UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS
       SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE  CONTRARY
        IS A CRIMINAL OFFENSE.

                               ---------------
                      PRICE 99.950% AND ACCRUED INTEREST

                               ---------------

                                                   UNDERWRITING
                                       PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                      PUBLIC (1)  COMMISSIONS (2) COMPANY (1)(3)
                                      ----------  --------------- --------------
Per Note............................   99.950%         .750%         99.200%
Total............................... $129,935,000    $975,000      $128,960,000

-------
  (1) Plus accrued interest from February 15, 1998.
  (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (3) Before deducting expenses payable by the Company estimated at $100,000.

                               ---------------
  The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Brown & Wood LLP, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about February 24, 1998, through the book-entry facilities of the Depositary, against payment therefor in immediately available funds.
                               ---------------
MORGAN STANLEY DEAN WITTER
             BANCAMERICA ROBERTSON STEPHENS
                           MERRILL LYNCH & CO.
                                                           SALOMON SMITH BARNEY
February 19, 1998

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE 7 1/8% NOTES DUE 2013 (THE "NOTES") OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE OR OFFER MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

  References in this Prospectus Supplement and the accompanying Prospectus to the "Company" include BRE and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
The Company................................................................  S-3
Forward-Looking Statements.................................................  S-4
Recent Developments........................................................  S-6
Use of Proceeds............................................................ S-10
Capitalization............................................................. S-11
Selected Consolidated Financial and Other Data............................. S-12
Pro Forma Condensed Consolidated Financial Statements...................... S-14
Business and Properties.................................................... S-21
The Operating Company...................................................... S-28
Description of Notes....................................................... S-31
Underwriters............................................................... S-35
Legal Matters.............................................................. S-35
                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Risk Factors...............................................................    4
Ratios of Earnings to Fixed Charges........................................   16
Use of Proceeds............................................................   16
Selling Shareholder........................................................   16
Description of Debt Securities.............................................   16
Description of Preferred Shares............................................   34
Description of Depositary Shares...........................................   39
Description of Common Stock Warrants.......................................   42
Description of Common Shares...............................................   43
Restrictions on Transfers of Capital Stock; Redemption.....................   45
Federal Income Tax Considerations..........................................   46
Plan of Distribution.......................................................   56
Experts....................................................................   57
Legal Matters..............................................................   57

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                                  THE COMPANY

  BRE Properties, Inc. ("BRE" or the "Company"), a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, develops, rehabilitates and manages apartment communities in 12 targeted metropolitan markets in the western United States. As of November 30, 1997, BRE's multifamily portfolio included 73 completed apartment communities aggregating 18,329 units in California, Arizona, Washington, Oregon, Nevada, New Mexico and Utah and eight apartment communities under development aggregating approximately 2,445 units. See "Recent Developments--TCR-West Transaction." On that date, BRE also owned five commercial and retail properties and held limited partnership interests in two shopping centers and one apartment community.

  The Company's business objective is to become the preeminent owner, developer and operator of apartment communities in key growth markets of the western United States. To further this objective, the Company implemented a strategic plan in 1996, many goals of which have been achieved, including the establishment of internal property management, the disposition of substantially all non-core, non-apartment assets and increased liquidity of the Company's common stock, par value $.01 per share ("Common Shares"). In addition, on November 18, 1997, the Company completed the acquisition of certain assets and operations of Trammell Crow Residential located in the western United States ("TCR-West"), which further advanced significant objectives of the strategic plan. See "Recent Developments -- TCR-West Transaction." As a result of the acquisition, BRE:

 . Increased the number of completed multifamily units owned on the acquisition date from 13,543 to 18,329;

 . Acquired eight apartment communities under development aggregating approximately 2,445 units;

 . Added development, construction and third party management capabilities, creating fully-integrated multifamily real estate operations;

 .  Further strengthened and deepened the senior management team; and

 .Significantly increased the geographic diversification of the portfolio by expanding from nine western markets to 12, establishing a critical mass of at least 1,000 multifamily units in seven markets, which the Company believes will enable it to achieve additional operating efficiencies.

   The Company believes that its future growth will be supported by the continued implementation of its strategic plan. Key characteristics of the plan are:

 .  A research-driven investment focus which includes:

  -- The acquisition and development of apartment communities in defined western United States markets;

  -- The balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to reduce individual market risk;

  -- The selective sale of properties which management believes have reached maximum cash flow potential;

 .Utilization of the Company's fully-integrated multifamiliy operations to continue to achieve operating efficiencies through internal property management and to target attractive opportunities -- acquisition, development or rehabilitation -- in each of its markets; and

 .  The maintenance of a strong balance sheet to enhance financial flexibility.

  The following table summarizes certain information relating to the Company's completed apartment communities as of November 30, 1997, after giving effect to the TCR-West acquisition:

                                               NUMBER OF   NUMBER  PERCENTAGE OF
   METROPOLITAN MARKET(1)                      PROPERTIES OF UNITS  TOTAL UNITS
   ----------------------                      ---------- -------- -------------
   Phoenix....................................     12       3,082        17%
   San Francisco Bay Area.....................      9       2,960        16
   Los Angeles/Orange County..................     10       2,352        13
   San Diego..................................      9       1,899        10
   Tucson.....................................      9       1,836        10
   Seattle....................................      6       1,673         9
   Sacramento.................................      7       1,543         8
   Salt Lake City.............................      3         904         5
   Las Vegas..................................      4         814         5
   Albuquerque................................      2         646         4
   Portland...................................      2         620         3
                                                  ---      ------       ---
                                                   73      18,329       100%
                                                  ===      ======       ===

--------
(1) Does not include the Denver metropolitan market where the Company is currently developing a property and also acquired an apartment community in January 1998.

  All of the properties and operations acquired in the TCR-West acquisition are held through newly-formed or newly-acquired subsidiaries of BRE. These include BRE Property Investors LLC (the "Operating Company"), a Delaware limited liability company which acquired properties with a book value of approximately $430 million, and Blue Ravine Investors LLC ("Blue Ravine"), a Delaware limited liability company which acquired a single property with a book value of approximately $30 million. BRE is the sole managing member of the Operating Company and, as of November 30, 1997, owned an approximately 70% equity interest therein. The remaining equity interests in the Operating Company (all of which will be exchangeable at the option of the holders thereof, commencing on November 18, 1998, into Common Shares, or, at the option of BRE, cash in an amount equal to the market value of such Common Shares at the time of exchange) are owned by other, non-managing members of the Operating Company. BRE also holds an approximately 88% equity interest in and is the sole managing member of Blue Ravine. The equity interests issued by Blue Ravine will be exchangeable for Common Shares (or at BRE's option, cash) upon terms similar to those applicable to the Operating Company. It is expected that Blue Ravine will be merged with and into the Operating Company, with the Operating Company as the surviving entity, on or after November 30, 1998. Upon such merger, the equity interests issued by Blue Ravine will be changed into a like number of equity interests in the Operating Company. See "Recent Developments--TCR-West Transaction" and "The Operating Company."

  BRE's principal executive offices are located at 44 Montgomery Street, Suite 3600, San Francisco, California 94104-4602, and its telephone number is (415) 445-6530.

                          FORWARD-LOOKING STATEMENTS

  In addition to historical information, the information included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as those pertaining to the Company's capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information included and incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus also contain certain such forward-looking statements. In addition, all statements regarding anticipated growth rates in target markets, anticipated growth in the Company's funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events, and there can be no assurance that the events or circumstances reflected in such forward-looking statements will be achieved or occur. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. The success of the Company also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed in the accompanying Prospectus under the heading "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. The Company assumes no obligation to update forward-looking statements. See also the Company's reports filed from time to time with the Securities and Exchange Commission pursuant to the Exchange Act.

                              RECENT DEVELOPMENTS

TCR-WEST TRANSACTION

  On November 18, 1997, the Company acquired certain real estate assets and operations of TCR-West (the "TCR-West Transaction") for a purchase price of approximately $462 million. The acquisition included 17 completed apartment properties comprising 4,786 units located in California, Arizona, Utah and New Mexico. The following table sets forth certain information regarding those properties:

                                                                         NUMBER
                                                                           OF
             PROPERTY                                      LOCATION      UNITS
             --------                                      --------      ------
     Deer Valley..................................... San Rafael, CA       171
     Blue Rock Village I............................. Vallejo, CA          280
     Blue Rock Village II............................ Vallejo, CA          280
     Parkside Village................................ Riverside, CA        304
     Parkside Terrace................................ Santa Ana, CA        240
     Parkside Court.................................. Santa Ana, CA        210
     Overlook at Blue Ravine......................... Folsom, CA           400
     Pinnacle at South Mountain I.................... Phoenix, AZ          360
     Pinnacle at South Mountain II................... Phoenix, AZ          192
     Pinnacle at Union Hills......................... Phoenix, AZ          264
     Pinnacle Heights................................ Tucson, AZ           310
     Pinnacle Canyon................................. Tucson, AZ           225
     Pinnacle at Fort Union.......................... Salt Lake City, UT   160
     Pinnacle Reserve................................ Salt Lake City, UT   492
     Pinnacle Lakeside............................... Salt Lake City, UT   252
     Pinnacle at High Desert......................... Albuquerque, NM      430
     Pinnacle View................................... Albuquerque, NM      216
                                                                         -----
       Total.........................................                    4,786
                                                                         =====

  In addition, the Company acquired eight apartment properties in various stages of development. These development properties are expected to include approximately 2,445 units and are located in Arizona, Colorado, Utah, New Mexico and Nevada (the "Development Properties"). The Company expects to incur an estimated $113 million to complete development and construction of the Development Properties from November 1997 through 1999. For further information concerning the properties acquired in the TCR-West Transaction, see "Business and Properties--Development Properties"

  The Company also acquired TCR-West's development, construction and third party management operations in the transaction, including approximately 600 new employees and three regional offices located in Arizona, California and Utah. Prior to the acquisition, the Company was not engaged in the development and construction of real estate properties or in the management of properties owned by third parties.

  The total cost of the TCR-West Transaction (including closing costs but excluding the value of any Development OC Units (as defined below) which may be issued pursuant to such transaction) was approximately $462 million. The Company financed the cost of the acquisition with bank borrowings of approximately $160 million, the issuance of 3,713,331 Common Shares, 2,672,087 units and 152,500 performance units ("Performance OC Units") of the Operating Company and Blue Ravine, and assumed debt of $126 million. Under the terms of the transaction, up to an additional 627,594 development units ("Development OC Units") in the Operating Company, subject to possible adjustment, may be issued if certain completion schedule and budget objectives related to the Development Properties are met in the future. See note (2) to the pro forma condensed consolidated balance sheet under "Pro Forma Condensed Consolidated Financial Statements" for further information regarding the Performance OC Units and the Development OC Units. Pursuant to the terms of the transaction, the Common Shares and the OC Units (as defined below) issued in the transaction were valued at $26.93 per Common Share and OC Unit. The units of the Operating Company and Blue Ravine, including the Performance OC Units and the Development OC Units, are hereinafter sometimes called "OC Units." The OC Units will be exchangeable, commencing November 18, 1998, at the option of the holders thereof for Common Shares (at a rate of one Common Share per OC Unit, subject to adjustment under certain circumstances) or, at BRE's election, into an equivalent amount of cash based on the value of the Common Shares at the time of the exchange. Upon the merger of Blue Ravine into the Operating Company, which is anticipated will occur on or after November 30, 1998, the OC Units issued by Blue Ravine will be changed into a like number of OC Units of the Operating Company. See "Risk Factors" in the accompanying Prospectus for a discussion of certain risks associated with the TCR-West Transaction.

UNIT INVESTMENT TRUST TRANSACTION

  On December 23, 1997, the Company completed a private placement of 728,929 Common Shares to Legg Mason Unit Investment Trust Series 7, Legg Mason REIT Trust, December 1997 Series, (the "Trust") for cash proceeds of approximately $19.1 million. The Trust was formed to acquire the shares of nine domestic, publicly-traded real estate investment trusts, including the Company. On January 27, 1998, the Company filed a registration statement with the Securities and Exchange Commission covering the resale of the Common Shares issued to the Trust.

PROPERTY ACQUISITIONS

  On December 24, 1997, the Company acquired Arbor Pointe, which is a 240-unit apartment community located in Sacramento, California, for a purchase price of approximately $9 million. On January 30, 1998, the Company acquired The Landing at Bear Creek, which is a 204-unit apartment community located in Lakewood, Colorado, for a purchase price of approximately $18 million. These acquisitions were financed with borrowings under the Company's Credit Facility (as defined below under "Use of Proceeds").

CERTAIN 1997 FINANCIAL INFORMATION

  On January 15, 1998, the Company announced the following unaudited financial information for the quarter and year ended December 31, 1997.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
                                                       (UNAUDITED)
ASSETS
Investments in rental properties:
Multifamily...........................................  $1,248,012    $710,240
Commercial and retail.................................      11,929     103,528
Construction in progress..............................      84,202         --
Less: accumulated depreciation and amortization.......     (49,721)    (49,690)
                                                        ----------    --------
                                                         1,294,422     764,078
Investments in limited partnerships...................       2,780       2,621
                                                        ----------    --------
Real estate portfolio.................................   1,297,202     766,699
Mortgage loans, net...................................       4,871       9,716
Cash and short-term investments.......................       4,216         184
Funds held in escrow..................................      15,833         --
Other.................................................      19,776       7,115
                                                        ----------    --------
Total assets..........................................  $1,341,898    $783,714
                                                        ==========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Mortgage loans........................................  $  232,367    $114,985
Unsecured senior notes................................     123,000      73,000
Unsecured lines of credit.............................     186,000     124,000
Accounts payable and accrued expenses.................      16,970       7,615
                                                        ----------    --------
Total liabilities.....................................     558,337     319,600
Minority interest.....................................      76,066         --
Shareholders' equity
Common stock..........................................         417         329
Additional paid-in capital............................     707,078     463,785
                                                        ----------    --------
Total shareholders' equity............................     707,495     464,114
                                                        ----------    --------
Total liabilities and shareholders' equity............  $1,341,898    $783,714
                                                        ==========    ========

                           STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       THREE MONTHS ENDED        YEAR ENDED
                                          DECEMBER 31,          DECEMBER 31,
                                     ----------------------- -------------------
                                        1997        1996        1997      1996
                                     ----------- ----------- ----------- -------
                                     (UNAUDITED) (UNAUDITED) (UNAUDITED)
REVENUE
Rental income:
  Multifamily......................    $36,761     $24,498    $122,936   $77,834
  Commercial and retail............        373       3,601       5,742    15,301
Other income.......................      2,817       1,609       9,083     8,516
                                       -------     -------    --------   -------
Total revenue......................     39,951      29,708     137,761   101,651
EXPENSES
Real estate expenses:
  Multifamily......................    $13,329     $ 9,172    $ 44,049   $29,310
  Commercial and retail............        129         683         522     1,720
Depreciation and amortization......      5,303       3,904      17,938    13,283
Interest expense...................      6,261       5,106      21,606    16,325
General and administrative.........      1,188         831       4,301     3,999
                                       -------     -------    --------   -------
Total expenses.....................     26,210      19,696      88,416    64,637
Net income before gains on sales of
 real estate investments and
 minority interests................     13,741      10,012      49,345    37,014
Gains (losses) on sales of real
 estate investments................       (336)      3,247      27,824    52,825
                                       -------     -------    --------   -------
Income before minority interest....     13,405      13,259      77,169    89,839
Minority interest..................        972         --          972       --
                                       -------     -------    --------   -------
Net Income.........................    $12,433     $13,259    $ 76,197   $89,839
                                       =======     =======    ========   =======
Net income per outstanding Common
 Share:
Net income before gains on sales of
 real estate investments and
 minority interests................    $  0.35     $  0.30    $   1.37   $  1.21
Gains on sales of real estate
 investments.......................      (0.01)       0.10        0.77      1.73
                                       -------     -------    --------   -------
Net income per Common Share........    $  0.34     $  0.40    $   2.14   $  2.94
Funds from operations (1)..........    $19,044     $13,916    $ 67,283   $50,297
Weighted average Common Shares
 outstanding.......................     39,400      32,840      36,040    30,520

--------
(1) See note (4) under "Selected Consolidated Financial and Other Data" for information regarding the computation of funds from operations ("FFO").

  Commencing with the year ended December 31, 1997, the Company will report earnings per share ("EPS") giving effect to the Financial Accounting Standards Board's Statement of Financial Standards No. 128 (the "Statement"). Under the Statement, EPS is calculated on a weighted average basis based on the assumed conversion of options, OC Units and other dilutive securities. As calculated under the Statement, the Company's net income per Common Share for the year ended December 31, 1997 was $2.13.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes offered hereby are estimated to be approximately $129 million. The Company intends to use such net proceeds to repay indebtedness outstanding under the Company's Credit Facility. As of February 4, 1998, borrowings of approximately $175 million were outstanding under the Credit Facility and approximately $29 million of borrowings were also outstanding under the Company's $35 million unsecured line of credit with Sanwa Bank California (the "Sanwa Line of Credit"). Borrowings under the Credit Facility were used to pay the cash portion of the purchase price in the TCR-West Transaction, to finance other acquisitions and, to a lesser extent, as part of the Company's cash management program.

  In order to fund the cash payable at the closing of the TCR-West Transaction, the Company arranged a new $265 million unsecured line of credit (the "Credit Facility") with Bank of America National Trust and Savings Association ("BofA"). The Credit Facility replaced the Company's then existing $115 million line of credit with BofA. The Credit Facility may be used for acquisitions and development of apartment projects and for general working capital purposes. The Credit Facility is scheduled to mature on July 10, 2000. The Credit Facility carries an interest rate based on the Company's credit rating and, as of the date of this Prospectus Supplement, borrowings thereunder bore interest at the London InterBank Offer Rate ("LIBOR") plus 0.70%. Repayment of the Credit Facility has been guaranteed by the Operating Company and it is anticipated that Blue Ravine will also guarantee borrowings under the Credit Facility. The Operating Company has also guaranteed repayment of borrowings under the Sanwa Line of Credit. In addition, any subsidiaries of the Company which in the future meet certain pre-defined levels of assets or net income will also be required to guarantee borrowings under the Credit Facility and the Sanwa Line of Credit. See "The Operating Company--Capital and Capital Accounts" and "Description of Notes--General."

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company (i) as of September 30, 1997, (ii) on a pro forma basis as of September 30, 1997 as if the TCR-West Transaction had been consummated on that date, and (iii) on such pro forma basis and as further adjusted to give effect to the offering made hereby and the application of the estimated net proceeds therefrom to repay indebtedness outstanding under the Credit Facility. The table should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated into the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended (the "1996 Form 10-K"), and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997, the pro forma financial statements and other information set forth herein under "Pro Forma Condensed Consolidated Financial Statements," and the information set forth herein under "Recent Developments--Certain 1997 Financial Information." In particular, the following pro forma information is subject to a number of estimates, assumptions and other uncertainties and does not purport to be indicative of the actual capitalization that would have occurred had the transactions and events reflected therein in fact occurred on the date specified or to be indicative of the Company's capitalization as of any future date.

                                            AS OF SEPTEMBER 30, 1997
                                        -------------------------------------
                                                                  PRO FORMA
                                                                     AS
                                         ACTUAL    PRO FORMA      ADJUSTED
                                        --------- ------------   ------------
                                        (UNAUDITED, DOLLARS IN THOUSANDS)
Indebtedness:
  Unsecured lines of credit............ $  34,000 $   193,352(1) $    64,492(1)
  Notes due 2007.......................    50,000      50,000         50,000
  Notes offered hereby.................       --          --         130,000
  Unsecured notes payable..............    73,000      73,000         73,000
  Mortgage loans payable...............   112,710     238,529        238,529
                                        --------- -----------    -----------
Total indebtedness.....................   269,710     554,881        556,021
                                        --------- -----------    -----------
Minority interest......................       --       76,066         76,066
Shareholders' equity:
  Preferred Stock, $0.01 par value per
   share, 10,000,000 shares authorized,
   no shares issued or outstanding.....       --          --             --
  Common Shares, $0.01 par value per
   share, 100,000,000 shares
   authorized, 37,035,680 issued and
   outstanding actual, 40,749,011
   issued and outstanding, pro forma
   and pro forma as adjusted(2)........       370         407            407
  Additional paid-in capital...........   482,378     582,341        582,341
  Accumulated net income in excess of
   cumulative dividends................   102,954     102,954        102,954
                                        --------- -----------    -----------
Total shareholders' equity ............   585,702     685,702        685,702
                                        --------- -----------    -----------
Total capitalization................... $ 855,412  $1,316,649     $1,317,789
                                        ========= ===========    ===========

--------
(1) As of Febuary 4, 1998, approximately $204 million of indebtedness was outstanding under the Credit Facility and the Sanwa Line of Credit.

(2) Excludes, as of September 30, 1997, (i) 4,444,356 Common Shares issuable under the Company's stock option and dividend reinvestment plans and (ii) on a pro forma basis at that date, 3,452,181 Common Shares reserved for issuance upon exchange of OC Units which were issued or may be issued in connection with the TCR-West Transaction.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The following selected financial and other data have been derived from the historical financial statements of the Company and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and pro forma data included herein and in the Company's filings under the Exchange Act incorporated by reference in the accompanying Prospectus and the information included herein under "Recent Developments-- Certain 1997 Financial Information." Data for the nine months ended September 30, 1997 does not purport to be indicative of future results. Except as expressly stated in note (3) below, none of the selected financial and other data set forth below gives effect to the TCR-West Transaction (which occurred on November 18, 1997) and prospective investors should be aware that, as a result of such transaction, the Company's results of operations and financial condition for future periods will not necessarily be comparable to its historical results of operations and financial condition.

                                                                             NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                   SEPTEMBER 30
                          -------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996       1996      1997
                          --------  --------  --------  --------  ---------  --------  --------
                                                                                (UNAUDITED)
                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER INFORMATION)
OPERATING DATA
Revenues................  $ 39,829  $ 49,806  $ 56,970  $ 65,387  $ 101,651  $ 71,943  $ 97,811
Real estate expenses....    11,191    15,230    17,256    21,540     31,030    21,175    31,115
                          --------  --------  --------  --------  ---------  --------  --------
Net operating income....    28,638    34,576    39,714    43,847     70,621    50,768    66,696
Interest expense........     6,074     5,656     5,599     7,973     16,325    11,219    15,344
Depreciation expense....     4,787     6,097     7,080     7,864     13,283     9,379    12,635
General and
 administrative
 expenses...............     3,239     3,292     4,469     4,221      3,999     3,167     3,114
Provision for investment
 loss...................       --        --        --      2,000        --
Net gain on sales of
 investments............    14,199       506     1,646       221     52,825    49,578    28,160
                          --------  --------  --------  --------  ---------  --------  --------
Net income..............  $ 28,737  $ 20,037  $ 24,212  $ 22,010  $  89,839  $ 76,581  $ 63,763
                          ========  ========  ========  ========  =========  ========  ========
BALANCE SHEET DATA (AT
 END OF PERIOD)
Investment in rental
 property, at cost......  $252,239  $310,003  $373,676  $371,438  $ 816,389  $775,870  $888,618
Total assets............   231,477   293,628   343,853   354,895    783,714   740,288   866,083
Total indebtedness......    80,155    45,416    97,169   112,290    311,985   272,383   269,710
Shareholders' equity....   148,164   245,156   243,436   239,248    464,114   460,642   585,702
Common stock
 outstanding............    15,842    21,833    21,851    21,942     32,880    32,818    37,036
OTHER DATA
Cash provided by
 operating activities...  $ 23,412  $ 24,121  $ 31,063  $ 27,068  $  47,887  $ 36,532  $ 31,420
Cash used in investing
 activities.............   (27,072)  (57,430)  (66,740)   (3,820)  (132,082)  (89,811)  (46,279)
Cash (used in) provided
 by financing
 activities.............    (2,239)   42,216    25,821   (11,077)    68,322    36,452    15,550
Interest coverage(1)....      4.2x      5.5x      6.3x      5.0x       4.1x      4.2x      4.1x
Fixed charge
 coverage(2)............      3.7x      5.0x      5.2x      4.4x       3.7x      3.8x      3.6x
Ratio of earnings to
 fixed charges(3).......      3.4x      4.4x      5.0x      4.0x       3.2x      3.4x      3.3x
FUNDS FROM OPERATIONS
Net income..............  $ 28,737  $ 20,037  $ 24,212  $ 22,010  $  89,839  $ 76,581  $ 63,763
Plus: depreciation of
 real estate............     4,787     6,097     7,080     7,864     13,283     9,379    12,635
Provision for investment
 losses.................       --        --        --      2,000        --        --        --
Less: Net gain on sales
 of investments.........   (14,199)     (506)   (1,646)     (221)   (52,825)  (49,578)  (28,160)
                          --------  --------  --------  --------  ---------  --------  --------
Funds from
 operations(4)..........  $ 19,325  $ 25,628  $ 29,646  $ 31,653  $  50,297  $ 36,382  $ 48,238
                          ========  ========  ========  ========  =========  ========  ========
OTHER INFORMATION (AT
 END OF PERIOD)
Total completed
 apartment communities..         8        13        21        23         53        52        56(5)
Total number of
 completed apartment
 units..................     2,334     3,442     5,067     5,475     12,212    11,572    13,543(5)

--------
(1) Interest coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by interest expense.

(2) Fixed charge coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by the sum of interest expense and scheduled principal payments on debt.

(3) For the purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before net gains (losses) on sales of investments. Fixed charges consist of interest costs (including capitalized interest), amortization of debt expense and one-third of the rental expense, which is deemed to be the interest component of rental expense. Assuming that the TCR-West Transaction, the offering of the Notes made hereby and the application of the estimated net proceeds therefrom to repay indebtedness as described above under "Use of Proceeds" had occurred on January 1, 1996, the ratio of earnings to fixed charges on a pro forma basis would have been 2.4x for the nine months ended September 30, 1997 and 2.5x for the year ended December 31, 1996. The foregoing pro forma information does not purport to represent the actual ratios of earnings to fixed charges that would have occurred had the TCR-West Transaction and the offering of the Notes and the application of the estimated net proceeds therefrom in fact occurred on the date specified, nor does it purport to be indicative of ratios of earnings to fixed charges that may be achieved in the future. The foregoing pro forma information is subject to a number of estimates, assumptions and other uncertainties and should be read in conjunction with the pro forma financial statements and other information set forth herein under "Pro Forma Condensed Consolidated Financial Statements."

(4) Management considers funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on cash flow analyses which facilitate an understanding of the operating performances of the Company's properties without giving effect to non-cash items such as depreciation. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. as net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered as a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other REITs may vary materially from that of the Company, and therefore the Company's FFO and the FFO of other REITs may not be directly comparable.

(5) Totals do not reflect the November 18, 1997 completion of the TCR-West Transaction. At November 30, 1997, the Company's multifamily portfolio included 73 completed apartment communities aggregating 18,329 units and eight apartment communities under development aggregating approximately 2,445 units.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited pro forma condensed consolidated balance sheet is presented as if the TCR-West Transaction had been consummated on September 30, 1997. The accompanying unaudited pro forma condensed consolidated statements of operations are presented as if the TCR-West Transaction had been consummated on January 1, 1996 and include the historical operating results of the 17 completed properties acquired in the TCR-West Transaction.

  The pro forma balance sheet assumes that in consideration for the 17 completed properties, eight Development Properties and other assets acquired in the TCR-West Transaction, 3,713,331 Common Shares valued at approximately $100 million in the aggregate (assuming a market price of $26.93 per Common Share) were issued, $160 million of cash was paid (financed primarily by borrowings under the Credit Facility), $126 million in debt was assumed and OC Units (including Performance OC Units but excluding OC Units issued to the Company and Development OC Units) valued at approximately $76 million in the aggregate (assuming a market price of $26.93 per OC Unit) were issued. The OC Units issued to parties other than the Company are reflected in the accompanying pro forma condensed consolidated financial statements as minority interests. The consideration does not include up to a maximum of 627,594 Development OC Units valued at approximately $17 million (assuming a market price of $26.93 per OC Unit) which are issuable only if certain completion schedule and budget objectives related to the Development Properties are met in the future. Such consideration will be recorded when, and if, it becomes probable that the criteria will be met, and the issuance of such Development OC Units will be reflected in the Company's financial statements using the market price of the Common Shares into which the Development OC Units are exchangeable at the time such Development OC Units become issuable.

  The TCR-West Transaction will be accounted for as an acquisition by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the purchase price for the portfolio was allocated among development and completed properties based on their estimated relative fair market values. Each asset acquired by TCR-West during the periods covered by the unaudited pro forma statements of operations was assumed to have been acquired by the Company at the same time as TCR-West acquired the asset and, as a result, the accompanying unaudited pro forma condensed statements of operations do not reflect the results of operations of all of the acquired properties for the entire periods covered by such financial statements. It is assumed that the consideration for the purchase price of each asset was comprised of cash, Common Shares and OC Units in the same relative proportions as that in the final acquisition price for all properties, and that the value of the Common Shares and OC Units issued in the transaction was $26.93 per Common Share and OC Unit .

  This data further assumes that the Company distributed at least 95% of its taxable income and met all other requirements to qualify as a REIT and, therefore, incurred no federal or state income tax expense during the period from January 1, 1996 through September 30, 1997. In the opinion of the Company, all material adjustments necessary to reflect the effects of the TCR-West Transaction have been made.

  The pro forma condensed consolidated financial statements are unaudited and are subject to a number of estimates, assumptions and other uncertainties. They are presented for informational purposes only and do not purport to be indicative of the actual financial position or results of operations that would have occurred had the transactions and events reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations or financial condition that may be achieved by the Company in the future.

  The pro forma condensed consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of the Company and of certain multifamily properties of TCR-West incorporated by reference in the accompanying Prospectus. Except for the historical information contained herein, these unaudited pro forma financial statements contain forward-looking statements regarding the Company and property performance, and are based on the Company's current expectations and judgment. Actual results could vary materially depending on a number of risks and uncertainties, including those described herein under "Forward-Looking Statements" and in the accompanying Prospectus under "Risk Factors." The Company assumes no liability to update this information.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997
                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                       PRO FORMA
                                          COMPANY     TRANSACTION     COMPANY
                                       HISTORICAL(1) ADJUSTMENTS(2)  PRO FORMA
                                       ------------- --------------  ----------
                ASSETS
                ------
Equity investments in real estate,
 net..................................   $823,991       $384,607 (3) $1,208,598
Construction in progress..............        --          74,389 (3)     74,389
Cash..................................        875           (875)(2)        --
Other assets..........................     41,217          7,187 (3)     48,404
                                         --------       --------     ----------
  Total assets........................   $866,083       $465,308     $1,331,391
                                         ========       ========     ==========
             LIABILITIES
             -----------
Accounts payable and other
 liabilities..........................     10,671          4,071 (3)     14,742
Mortgages.............................    112,710        125,819 (2)    238,529
Unsecured notes payable...............    157,000        159,352 (2)    316,352
                                         --------       --------     ----------
  Total liabilities...................    280,381        289,242        569,623
                                         --------       --------     ----------
Minority interest.....................        --          76,066 (2)     76,066
         SHAREHOLDERS' EQUITY
         --------------------
Common Shares.........................        370             37 (2)        407
Additional paid-in capital............    585,332         99,963 (2)    685,295
                                         --------       --------     ----------
  Total shareholders' equity..........    585,702        100,000        685,702
                                         --------       --------     ----------
  Total liabilities and shareholders'
   equity.............................   $866,083       $465,308     $1,331,391
                                         ========       ========     ==========

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                       PRO FORMA TRANSACTION ADJUSTMENTS

(1) Historical balance sheet of the Company as of September 30, 1997.

(2) Adjustments to record the consideration in the TCR-West Transaction in accordance with the purchase method of accounting, based upon a purchase price of approximately $462 million, calculated using a value of $26.93 per Common Share and OC Unit, as follows (in thousands):

     Issuance of Common Shares of the Company......................... $100,000
     Assumption of mortgage and other notes payable...................  125,819
     Borrowings under the Credit Facility.............................  156,640
     Cash paid to fund purchase.......................................      875
     Cash paid to fund direct property acquisition costs, including title, legal and environmental due diligence, from borrowings
      under the Credit Facility.......................................    2,712
     OC Units issued in exchange for property contributed by minority
      members of the Operating Company and Blue Ravine................   76,066
                                                                       --------
     Basis in acquired assets......................................... $462,112
                                                                       ========

  The above excludes up to a maximum of 627,594 Development OC Units issuable if certain completion schedule and budget objectives related to the Development Properties are achieved; whether these criteria will in fact be achieved cannot be determined at this time. The minority interest component above includes (assuming a value of $26.93 per OC Unit) approximately
  $72 million of OC Units issued in the transaction and approximately $4 million of Performance OC Units which will be issuable upon the Development Properties achieving certain construction, leasing and retention of management goals. In the opinion of management, the goals with respect to the Development Properties will likely be attained and therefore the related Performance OC Units are accounted for as if issued. Distributions on the Performance OC Units are accrued currently but will not be paid until such units are issued.

  The Company expects to incur an estimated $113 million from November 1997 through 1999 to complete the construction of the eight Development Properties. However, no assurance can be given that the actual cost of completing these properties will not exceed the estimated amount.

(3) The purchase price is allocated as follows (in thousands):

     Equity investments in real estate, net........................... $384,607
     Construction in progress.........................................   74,389
     Other assets.....................................................    7,187
     Accounts payable and other liabilities...........................   (4,071)
                                                                       --------
     Total purchase price allocation.................................. $462,112
                                                                       ========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          PRO FORMA
                                COMPANY      TCR-WEST    TRANSACTION     COMPANY
                             HISTORICAL(1) HISTORICAL(2) ADJUSTMENTS    PRO FORMA
                             ------------- ------------- -----------    ---------
Revenues:
  Rental...................    $ 91,544       $23,313     $    --       $114,857
  Other....................       6,267         1,599        1,237 (4)     9,103
                               --------       -------     --------      --------
    Total revenues.........      97,811        24,912        1,237       123,960
                               --------       -------     --------      --------
Expenses:
  Real estate expenses.....      31,115         9,709         (511)(5)    40,313
  Depreciation and
   amortization............      12,635           --         5,518 (6)    18,153
  Interest.................      15,344           --         7,849 (7)    23,193
  General and
   administrative..........       3,114           --           702 (8)     3,816
                               --------       -------     --------      --------
    Total expenses.........      62,208         9,709       13,558        85,475
                               --------       -------     --------      --------
Income before gains on
 sales of investments in
 rental properties and
 minority interest in
 consolidated subsidiaries.      35,603        15,203      (12,321)       38,485
Net gain on sales of
 investments in rental
 properties................      28,160           --           --         28,160
                               --------       -------     --------      --------
Income before minority
 interest in consolidated
 subsidiaries..............      63,763        15,203      (12,321)       66,645
Minority interest in
 consolidated subsidiaries.         --            --           700 (9)       700
                               --------       -------     --------      --------
    Net income.............    $ 63,763       $15,203     $(13,021)     $ 65,945
                               ========       =======     ========      ========
Earnings per share and
 share equivalent:
Income before gains on
 sales of investments in
 rental properties and
 minority interest in
 consolidated subsidiaries.    $   1.02           --           --       $   0.96
Net gain on sales of
 investments in rental
 properties................    $   0.81           --           --       $   0.70
                               --------                                 --------
Earnings per share and
 share equivalent..........    $   1.83           --           --       $   1.66
                               ========                                 ========
Weighted average shares and
 share equivalents
 outstanding(10)...........      34,790           --         5,198        39,988
                               ========                   ========      ========
Funds from Operations:
Net income.................    $ 63,763       $15,203     $(13,021)     $ 65,945
Less: net gain on sale of
 investments...............     (28,160)          --           --        (28,160)
Plus: depreciation and
 amortization..............      12,635           --         5,518        18,153
Plus: minority interest....         --            --           700           700
                               --------       -------     --------      --------
Funds from operations(11)..    $ 48,238       $15,203     $ (6,803)     $ 56,638
                               ========       =======     ========      ========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          PRO FORMA
                                COMPANY      TCR-WEST    TRANSACTION   COMPANY
                             HISTORICAL(1) HISTORICAL(3) ADJUSTMENTS   PRO FORMA
                             ------------- ------------- -----------   ---------
Revenues:
  Rental...................     $93,135       $18,420      $   --      $111,555
  Other....................       8,516         1,223        1,649 (4)   11,388
                                -------       -------      -------     --------
    Total revenues.........     101,651        19,643        1,649      122,943
                                -------       -------      -------     --------
Expenses:
  Real estate expenses.....      31,030         8,179         (472)(5)   38,737
  Depreciation and
   amortization............      13,283           --         4,368 (6)   17,651
  Interest.................      16,325           --         6,334 (7)   22,659
  General and
   administrative..........       3,999           --           885 (8)    4,884
                                -------       -------      -------     --------
    Total expenses.........      64,637         8,179       11,115       83,931
                                -------       -------      -------     --------
Income before gains on
 sales of investments in
 rental properties and
 minority interest in
 consolidated subsidiaries.      37,014        11,464       (9,466)      39,012
Net gain on sales of
 investments in rental
 properties................      52,825           --           --        52,825
                                -------       -------      -------     --------
Income before minority
 interest in consolidated
 subsidiaries..............      89,839        11,464       (9,466)      91,837
Minority interest in
 consolidated subsidiaries.         --            --           447 (9)      447
                                -------       -------      -------     --------
    Net income.............     $89,839       $11,464      $(9,913)    $ 91,390
                                =======       =======      =======     ========
Earnings per share and
 share equivalents:
Income before gains on
 sales of investments in
 rental properties and
 minority interest in
 consolidated subsidiaries.     $  1.21                                $   1.16
Net gain on sales of
 investments in rental
 properties................     $  1.73                                $   1.57
                                -------                                --------
Earnings per share and
 share equivalent..........     $  2.94                                $   2.73
                                =======                                ========
Weighted average shares and
 share equivalents
 outstanding(10)...........      30,520                      3,078       33,598
                                =======                    =======     ========
Funds from Operations:
Net income.................     $89,839       $11,464      $(9,913)    $ 91,390
Less: net gain on sales of
 investments...............     (52,825)          --           --       (52,825)
Plus: depreciation and
 amortization..............      13,283           --         4,368       17,651
Plus: minority interest....         --            --           447          447
                                -------       -------      -------     --------
Funds from operations(11)..     $50,297       $11,464      $(5,098)    $ 56,663
                                =======       =======      =======     ========

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       PRO FORMA TRANSACTION ADJUSTMENTS

(1) Historical operating results of the Company for the periods indicated.

(2) Historical operating results of the multifamily properties of TCR-West for the nine months ended September 30, 1997.

(3) Historical operating results of the multifamily properties of TCR-West for the year ended December 31, 1996.

(4) Represents management fees, net of expense, for third party property management activities, assuming all clients consented to continue the contracts under the Company. This assumption constitutes forward-looking information and there can be no assurance that TCR-West's former clients will consent to the Company's assuming the duties of property manager, which would result in a decline in management fees. See "Forward-Looking Statements." In addition, management contracts are generally terminable by the clients upon 30 days notice. See "Risk Factors--Risks of Third Party Management Business" in the accompanying Prospectus.

(5) Net decrease in real estate expenses as a result of the TCR-West Transaction are assumed as follows:

                                                      NINE MONTHS
                                                         ENDED      YEAR ENDED
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
     Operating expense decrease due to
      internalization of TCR-West property
      management....................................     $(309)       $(296)
     Net additional cost of insurance for TCR-West
      properties, including earthquake risk.........        74           72
     Construction related expenditures expensed by
      TCR-West which would have been capitalized
      under the Company's accounting policy.........      (458)        (471)
     Property tax increase due to California
      Proposition 13 reassessments of TCR-West
      properties acquired by the Company............       182          223
                                                         -----        -----
     Pro forma adjustment...........................     $(511)       $(472)
                                                         =====        =====

  The foregoing data constitutes forward-looking information as to the cost and availability of earthquake and other insurance, the increases in property taxes and the decreases in property management expense. See "Forward-Looking Statements." The actual results could vary materially from these assumed results depending upon, among other items, the ability of the Company to integrate its operations with the businesses acquired from TCR-West, as well as market and regulatory conditions and certain of the matters discussed in the accompanying Prospectus under "Risk Factors."

(6) Increase in depreciation expense provided on the cost basis of the properties acquired from TCR-West at the Company's purchase price. Depreciation expense is provided for the actual period during which TCR-West owned the asset and the asset was in operation. Accordingly, actual depreciation expense when all of the completed multi-family properties acquired from TCR-West are included for a full twelve months of operations will be substantially higher. In addition, the increase in depreciation expense does not reflect any depreciation expense for the multi-family properties acquired from TCR-West which are under development. Depreciation was calculated utilizing an estimated useful life of 40 years and a cost basis of approximately $460 million (allocated 80% to buildings and improvements in accordance with the Company's accounting policies) as follows:

                                                     NINE MONTHS
                                                        ENDED      YEAR ENDED
                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
     Pro forma depreciation expense on cost of
      depreciable assets acquired..................    $5,518        $4,368
                                                       ------        ------
     Pro forma adjustment..........................    $5,518        $4,368
                                                       ======        ======

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(7) Increase in interest expense as follows:

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Interest expense on TCR-West loans assumed.....     $ 4,912      $ 4,126
     Capitalized interest on qualified construction
      expenditures for the period during which
      properties were under development.............      (3,754)      (2,537)
     Additional interest on borrowings under the
      Credit Facility at an assumed interest rate of
      6.60% ........................................       6,691        4,745
                                                         -------      -------
     Pro forma adjustment...........................     $ 7,849      $ 6,334
                                                         =======      =======

  A portion of the Credit Facility borrowings incurred to finance the TCR West Transaction will be repaid with the net proceeds from the Notes offered hereby. The interest rate on the Notes is higher than the assumed interest rate on the borrowings being repaid.

(8) Increases in general and administrative costs are assumed as follows:

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Additional costs to manage larger portfolio and
      administer the Operating Company..............      $702          $885
                                                          ----          ----
     Pro forma adjustment...........................      $702          $885
                                                          ====          ====

  The foregoing data constitutes forward-looking information as to the costs associated with administrating a larger portfolio and the Operating Company itself. See "Forward-Looking Statements." Actual results could vary materially depending on, among other things, the ability of the Company to integrate its operations with the businesses acquired from TCR-West, as well as market and regulatory conditions and certain of the other factors described in the accompanying Prospectus under "Risk Factors."

(9) Represents the allocable earnings on 2,824,587 OC Units and Performance OC Units (described above) held by the minority members of the Operating Company and Blue Ravine. Each asset acquired by TCR-West during the periods covered by the unaudited pro forma statements of operations was assumed to have been acquired by the Company at the same time as TCR-West acquired the asset, and the acquisition cost (including cash, debt, Common Shares, OC Units and Performance OC Units) paid by the Company for each such asset is assumed to be in the same relative composition as in the final actual purchase price for the 17 completed properties. Includes earnings associated with Performance OC Units because cash distributions will be accrued on such units as if they were issued and because the construction, leasing and retention of management goals for their issuance will, in the opinion of management, likely be met. Such Performance OC Units are assumed to have been issued at January 1, 1996.

(10) Net income per share is based upon the average weighted number of shares and share equivalents associated with property operations assumed outstanding during the period. OC Units are assumed to be common stock equivalents. Commencing November 18, 1998, OC Units will be exchangeable for Common Shares at a rate of one OC Unit per Common Share, subject to adjustment under certain circumstances.

(11) See Note (4) to "Selected Consolidated Financial and Other Data" for information concerning funds from operations.

                            BUSINESS AND PROPERTIES

GENERAL

  BRE Properties, Inc. is a fully integrated real estate operating company which owns, acquires, develops, rehabilitates and manages apartment communities in twelve targeted metropolitan markets in the western United States. As of November 30, 1997, BRE's multifamily portfolio included 73 completed apartment communities aggregating 18,329 units in California, Arizona, Washington, Oregon, Nevada, New Mexico and Utah and eight apartment communities under development aggregating approximately 2,445 units. See "Recent Developments--TCR-West Transaction" and "--Property Acquisitions." On that date, BRE also owned five commercial and retail properties and held limited partnership interests in two shopping centers and one apartment community.

  The Company's business objective is to become the preeminent owner, developer and operator of apartment communities in key growth markets of the western United States. To further this objective, the Company implemented a strategic plan in 1996, many goals of which have been achieved, including the establishment of internal property management, the disposition of substantially all non-core, non-apartment assets and increased liquidity of the Common Shares. In addition, on November 18, 1997, the Company completed the acquisition of certain assets and operations of TCR-West, which further advanced significant objectives of the strategic plan. See "Recent Developments -- TCR-West Transaction." As a result of the acquisition, BRE:

 . Increased the number of completed multifamily units owned on the acquisition date from 13,543 to 18,329;

 . Acquired eight apartment communities under development aggregating approximately 2,445 units;

 . Added development, construction and third party management capabilities, creating fully-integrated multifamily real estate operations;

 .  Further strengthened and deepened the senior management team; and

 .Significantly increased the geographic diversification of the portfolio by expanding from nine western markets to 12, establishing a critical mass of at least 1,000 multifamily units in seven markets, which the Company believes will enable it to achieve additional operating efficiencies.

   The Company believes that its future growth will be supported by the continued implementation of its strategic plan. Key characteristics of the plan are:

 .  A research-driven investment focus which includes:

  -- The acquisition and development of apartment communities in defined western United States markets;

  -- The balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to reduce individual market risk;

  -- The selective sale of properties which management believes have reached maximum cash flow potential;

 .Utilization of the Company's fully-integrated multifamiliy operations to continue to achieve operating efficiencies through internal property management and to target attractive opportunities -- acquisition, development or rehabilitation -- in each of its markets; and

 .  The maintenance of a strong balance sheet to enhance financial flexibility.

  All of the properties and operations acquired in the TCR-West Transaction are held through newly-formed or newly-acquired subsidiaries of BRE. These include the Operating Company, which acquired properties with a book value of approximately $430 million, and Blue Ravine, which acquired a single property with a book value of approximately $30 million. BRE is the sole managing member of the Operating Company and, as of November 30, 1997, owned approximately 70% of the outstanding OC Units of the Operating Company. The remaining OC Units of the Operating Company (all of which will be exchangeable at the option of the holders thereof, commencing on November 18, 1998, into Common Shares or, at the option of BRE, cash in an amount equal to the market value of such Common Shares at the time of exchange) are owned by other, non-managing members of the Operating Company. BRE also holds approximately 88% of the outstanding OC Units in and is the sole managing member of Blue Ravine. The OC Units issued by Blue Ravine will be exchangeable for Common Shares (or at BRE's option, cash) upon terms similar to those applicable to the Operating Company. It is expected that Blue Ravine will be merged with and into the Operating Company, with the Operating Company as the surviving entity, on or after November 30, 1998. Upon such merger, the OC Units issued by Blue Ravine will be changed into a like number of OC Units of the Operating Company. See "Recent Developments--TCR-West Transaction" and "The Operating Company."

INVESTMENT FOCUS

  BRE's research-driven investment focus seeks to identify markets in the western United States that exhibit strong demographic and economic trends. The Company has focused its investment in the western United States because based on its current research the Company believes that its targeted western markets will outperform the nation as a whole in employment growth and multifamily household formations, which it believes will provide the Company with significant growth potential.

  Properties are selected for purchase based on proximity to major employment and transportation centers and opportunities to increase cash flow by upgrading property management, marketing or physical attributes. The Company does not limit its investment focus to a single multifamily property type; rather it selects those assets that it believes present opportunities for increased levels of cash flow. In the eleven months ended November 30, 1997, the Company added through acquisition (in addition to the TCR-West Transaction) approximately 6,177 completed apartment units, representing approximately $527 million in assets, to its portfolio. As a result of the TCR-West Transaction, the Company acquired approximately 2,445 additional apartment units under various stages of construction or development with a book value of approximately $74 million and an estimated cost to complete of $113 million to be incurred from November 1997 through 1999.

  To create long-term shareholder value, the Company believes that investment decisions should be driven by extensive research and risk-management considerations. BRE employs a full-time Director of Research who evaluates potential markets based on the following considerations, among others: inventory size, new construction, supply constraints, and economic and demographic changes affecting residential demand. The objective of in-house research is to balance the Company's portfolio across western metropolitan markets with diverse economic and employment characteristics to reduce individual market risk.

  The Company believes that dispositions play a critical role in its overall strategy. From time to time, the Company, based on its extensive research, selects properties for sale that it believes have reached maximum cash flow potential. Proceeds generated by such sales are typically reinvested into properties that it believes have greater long-term cash flow growth prospects.

INTERNAL PROPERTY MANAGEMENT

  All of the Company's multifamily properties are managed internally. The Company has a regional management structure with eight local offices to serve its target markets. By hiring experienced Divisional and Regional Property Managers at the local level, BRE believes it can more readily respond to changes in local market conditions and better serve its local resident populations. The Company supports its management personnel with information systems which track leasing, rent collection, expense activity and turnover at each of its communities. The Regional Property Managers develop and implement an annual business plan for each asset which:

  . Focuses on the growth of rental income and other revenues with the objective of keeping rental rates at or above those of competitive properties;

  . Focuses on maintaining high physical and economic occupancy by integrating local market knowledge and surveys with market research prepared by the Company's Director of Research;

  . Provides amenities and services designed to enhance revenues from target resident profiles; and,

  . Controls expenses and allocates resources in order to increase the operating margins of each asset.

  The plan for each asset may include selected renovations and improvements to undermanaged acquisition properties or to properties that are currently underperforming their submarkets.

BALANCE SHEET STRENGTH AND FINANCIAL ACCOUNTING POLICIES

  The Company's goal is to manage its capital structure prudently in order to enhance its financial flexibility. To promote this goal, BRE maintains conservative debt coverage ratios. For the nine months ended September 30, 1997, the Company had a fixed charge coverage ratio of 3.6:1 and an interest coverage ratio of 4.1:1 (both calculated as described under "Selected Consolidated Financial and Other Data"); as adjusted to give effect to the TCR-West Transaction on a pro forma basis as if the TCR-West Transaction had occurred on January 1, 1996, such ratios would be 3.1:1 and 3.4:1, respectively. See note (3) under "Selected Consolidated Financial and Other Data" and "Pro Forma Condensed Consolidated Financial Statements" for certain cautionary information regarding pro forma data. In addition, the Company follows conservative accounting policies with respect to the treatment of recurring operating expenses. For example, the replacement costs for carpet, window coverings and appliances are charged to current operating periods and are not capitalized.

  The Company intends to manage its balance sheet in order to maintain investment grade senior debt ratings, which enhances the Company's flexibility in the capital markets. However, the ratings on the Company's indebtedness will depend upon, among other things, its results of operations and financial condition and there can be no assurance that the Company will be able to maintain investment grade senior debt ratings in the future.

                              COMPLETED PROPERTIES
                           (AS OF NOVEMBER 30, 1997)

                                         NUMBER
PROPERTIES BY                              OF    YEAR     YEAR     MORTGAGE        PHYSICAL   RENTABLE
METROPOLITAN MARKET           CITY       UNITS   BUILT  ACQUIRED INDEBTEDNESS    OCCUPANCY(1)  SQ. FT.
-------------------      --------------- ------ ------- -------- ------------    ------------ ---------
APARTMENTS
CALIFORNIA
 SAN FRANCISCO BAY AREA
  Verandas.............. Union City        282     1989   1993   $11,739,836          99%       199,152
  Sharon Green.......... Menlo Park        296     1970   1971    18,612,534          95%       321,944
  Foster's Landing...... Foster City       490     1987   1996                        97%       414,918
  Promontory Point...... San Ramon         400     1992   1996                        89%       337,064
  Red Hawk Ranch........ Fremont           453     1995   1997                        98%       404,034
  Lakeshore Landing..... Foster City       308     1988   1997                        95%       223,772
  Deer Valley........... San Rafael        171     1996   1997                        93%       167,492
  Blue Rock Village I... Vallejo           280     1986   1997    12,895,000          94%       223,936
  Blue Rock Village II.. Vallejo           280     1988   1997    14,500,000          93%       223,936
                                         -----                   -----------                  ---------
   Total San Francisco Bay Area......... 2,960                   $57,747,370                  2,516,248
                                         =====                   ===========                  =========
 SAN DIEGO
  Canyon Villas......... Chula Vista       183     1981   1996                        98%       179,043
  Lakeview Village...... Spring Valley     300     1985   1996                        98%       246,932
  Countryside Village... El Cajon           96     1989   1996                        99%        70,980
  Montanosa............. San Diego         472     1990   1992   $16,700,017          96%       352,248
  Cimmaron.............. San Diego         184     1986   1993    12,743,850          96%       146,472
  Hacienda.............. San Diego         192     1986   1993              (2)       97%       148,624
  Westpark.............. San Diego          96     1986   1993              (2)       99%        71,760
  Terra Nova Villas..... Chula Vista       232     1985   1994     9,240,000          94%       185,440
  Winchester............ San Diego         144     1987   1994                        98%       112,744
                                         -----                   -----------                  ---------
   Total San Diego...................... 1,899                   $38,683,867                  1,514,243
                                         =====                   ===========                  =========
 LOS ANGELES/ORANGE COUNTY
  Park Glenn............ Camarillo         150     1963   1996                        97%       108,255
  Santa Paula Village... Santa Paula        56     1970   1996                        96%        35,000
  Windrush Village...... Colton            366     1985   1996                        95%       308,000
  The Summit............ Chino Hills       125     1989   1996                        98%        98,420
  Candlewood North...... Northridge        189  1964/95   1996                        96%       165,890
  Village Green......... La Habra          272     1971   1972                        99%       175,508
  Sycamore Valley....... Fountain Valley   440     1969   1996                        96%       413,616
  Parkside Village...... Riverside         304     1987   1997   $ 9,173,442          95%       266,816
  Parkside Terrace...... Santa Ana         240     1987   1997     9,583,832          97%       194,040
  Parkside Court........ Santa Ana         210     1986   1997     8,064,035          96%       169,050
                                         -----                   -----------                  ---------
   Total LA/Orange County............... 2,352                   $26,821,309                  1,934,595
                                         =====                   ===========                  =========
 SACRAMENTO
  Hazel Ranch........... Fair Oaks         208     1985   1996                        97%       156,464
  Rocklin Gold.......... Rocklin           121     1990   1996                        98%       117,238
  Shaliko............... Rocklin           151     1990   1996                        99%       153,974
  Quail Chase........... Folsom             90     1990   1996                        97%        83,100
  Canterbury Downs...... Roseville         173     1993   1996                        97%       155,000
  Selby Ranch........... Sacramento        400  1971/74   1986   $12,194,979          96%       396,442
  Overlook at Blue
  Ravine................ Folsom            400     1991   1997                        99%       386,256
                                         -----                   -----------                  ---------
   Total Sacramento..................... 1,543                   $12,194,979                  1,448,474
                                         =====                   ===========                  =========

                                     NUMBER
PROPERTIES BY                          OF    YEAR     YEAR     MORTGAGE     PHYSICAL   RENTABLE
METROPOLITAN MARKET         CITY     UNITS   BUILT  ACQUIRED INDEBTEDNESS OCCUPANCY(1)  SQ. FT.
-------------------      ----------- ------ ------- -------- ------------ ------------ ---------
ARIZONA
 PHOENIX
  Los Senderos.......... Phoenix       120     1980    1996                    95%        98,884
  Shadow Bend........... Scottsdale    108     1982    1996                    94%        99,256
  Brentwood............. Phoenix       224     1980    1996                    96%       153,089
  Park Scottsdale....... Scottsdale    128     1979    1996                    98%       100,520
  Posada del Este....... Phoenix       148     1981    1996                    96%       128,152
  Fairway Crossings..... Phoenix       310     1985    1996                    95%       293,540
  Scottsdale Cove....... Scottsdale    316  1992/94    1991                    97%       189,840
  Arcadia Cove ......... Phoenix       432     1996    1996                    97%       366,780
  Newport Landing ...... Glendale      480  1987/96 1995/96                    97%       383,160
  Pinnacle at South
   Mountain I........... Phoenix       360     1996    1997  $ 15,496,749      98%       360,000
  Pinnacle at South
   Mountain II.......... Phoenix       192     1996    1997    10,647,171      98%       204,432
  Pinnacle at Union
   Hills................ Phoenix       264     1997    1997                    94%       265,648
                                     -----                   ------------              ---------
   Total Phoenix.................... 3,082                   $ 26,143,920              2,643,301
                                     =====                   ============              =========
 TUCSON
  Hacienda del Rio...... Tucson        248     1983    1994  $  5,481,945      96%       152,504
  Colonia del Rio....... Tucson        176     1985    1994     5,132,621      95%       177,760
  Springhill............ Tucson        224     1987    1994     5,193,299      94%       175,520
  Casas Lindas.......... Tucson        144     1987    1994                    97%       150,080
  Camino Seco Village... Tucson        168     1984    1995     4,121,196      95%       150,892
  Oracle Village........ Tucson        144     1983    1994     4,085,685      94%       129,336
  Fountain Plaza........ Tucson        197     1975    1994     3,080,306      96%       107,294
  Pinnacle Heights...... Tucson        310     1995    1997                    96%       307,840
  Pinnacle Canyon....... Tucson        225     1996    1997    11,567,782      96%       228,931
                                     -----                   ------------              ---------
   Total Tucson..................... 1,836                   $ 38,662,834              1,580,157
                                     =====                   ============              =========
WASHINGTON
 SEATTLE
  Parkwood.............. Mill Creek    240     1989    1989                    98%       256,256
  Shadowbrook........... Redmond       352     1986    1987                    98%       274,504
  Citywalk.............. Seattle       102     1988    1988                    95%        90,672
  Thrasher's Mill....... Bothell       214     1988    1996                    95%       165,386
  Ballinger Commons..... Seattle       485     1989    1996                    95%       407,253
  The Park at Dashpoint. Federal Way   280     1989    1997                    92%       264,552
                                     -----                                             ---------
   Total Seattle.................... 1,673                                             1,458,623
                                     =====                                             =========
OREGON
 PORTLAND
  Brookdale Glen........ Portland      354     1985    1993                    94%       271,040
  Berkshire Court....... Wilsonville   266     1996    1996                    94%       231,968
                                     -----                                             ---------
   Total Portland...................   620                                               503,008
                                     =====                                             =========
NEVADA
 LAS VEGAS
  Cypress Springs II.... Las Vegas     144     1993    1996                    99%       126,840
  Tango................. Las Vegas     136     1990    1996  $  4,088,499      97%       117,056
  Desert Lakes.......... Las Vegas     184     1991    1996                    96%       188,360
  Talavera.............. Las Vegas     350     1996    1997                    97%       353,724
                                     -----                   ------------              ---------
   Total Las Vegas..................   814                   $  4,088,499                785,980
                                     =====                   ============              =========

                                        NUMBER
PROPERTIES BY                             OF   YEAR    YEAR     MORTGAGE         PHYSICAL    RENTABLE
METROPOLITAN MARKET           CITY      UNITS  BUILT ACQUIRED INDEBTEDNESS     OCCUPANCY(1)  SQ. FT.
-------------------      -------------- ------ ----- -------- -------------    ------------ ----------
UTAH
 SALT LAKE CITY
  Pinnacle at Fort
   Union................ Salt Lake City    160 1997    1997                         97%        161,536
  Pinnacle Reserve...... Salt Lake City    492 1997    1997                        (3)         490,440
  Pinnacle Lakeside..... Salt Lake City    252 1985    1997   $   9,182,613         93%        249,000
                                        ------                -------------                 ----------
   Total Salt Lake City................    904                $   9,182,613                    900,976
                                        ======                =============                 ==========
NEW MEXICO
 ALBUQUERQUE
  Pinnacle at High
   Desert............... Albuquerque       430 1995    1997                         96%        441,490
  Pinnacle View......... Albuquerque       216 1985    1997                         92%        193,882
                                        ------                                              ----------
   Total Albuquerque...................    646                                                 635,372
                                        ======                                              ==========
TOTAL APARTMENTS--
 MAJORITY OWNED......... 73 Properties  18,329                $213,525,391 (4)              15,920,977
                                        ======                =============                 ==========

                                                                                 MORTGAGE
PROPERTIES BY                                             YEAR                 INDEBTEDNESS    PHYSICAL
METROPOLITAN MARKET       PROPERTY TYPE         CITY      BUILT YEAR ACQUIRED (IN THOUSANDS) OCCUPANCY(1)
-------------------      ---------------    ------------- ----- ------------- -------------- ------------

OTHER PROPERTIES
  Vista Village Center.. Shopping Center    Valencia, CA  1989      1996           --             85%
  Westbar............... Shopping Center(5) Phoenix, AZ   1973      1995           --             99%
  Metro Village......... Shopping Center(5) Phoenix, AZ   1975      1980           --             93%
  Santa Ana ............ Industrial         Santa Ana, CA 1985      1996           --            100%
  Hawthorne/Del Amo .... Retail             Torrance, CA  1985      1996           --            100%
  Buenaventura Med.
   Clinic............... Medical            Ventura, CA   1960      1996           --            100%
  Valencia Medical
   Center............... Medical            Valencia, CA  1985      1996           --             89%
  Chateau de Ville...... Apartment(5)       Anaheim, CA   1970      1970           --             95%

-------
(1) For multifamily properties, physical occupancy is calculated by dividing the total occupied units by the total units in the portfolio. For commercial properties, physical occupancy is calculated by dividing the total occupied square footage by the total rentable square footage.

(2) These properties are also security for the loan shown on the Cimmarron property.
(3) This property was in lease-up at November 30, 1997, and, accordingly, is excluded from the physical occupancy data.
(4) Excludes $19 million in mortgage indebtedness secured by Pinnacle at Towne Centre, a property under development.
(5) Property held in a partnership where the Company is a minority partner. The Company sold this partnership interest in February 1998.

                            DEVELOPMENT PROPERTIES
                           (AS OF NOVEMBER 30, 1997)

  The following table sets forth data with respect to the Company's eight multifamily properties which are currently under construction. Completion of the Development Properties is subject to a number of risks and uncertainties, including construction delays and cost overruns. No assurance can be given that these properties will be completed or, if completed, that they will be completed by the estimated dates or for the estimated amounts set forth in the table below or that they will contain the number of proposed units set forth in the table below.


                                                                   ESTIMATED
                                                                   ADDITIONAL
                                                                    COST TO
                                            PROPOSED              COMPLETE (AT ESTIMATED ESTIMATED
                                             NUMBER    INVESTMENT NOVEMBER 30,   TOTAL   COMPLETION
PROPERTY NAME(1)             LOCATION      OF UNITS(2) TO DATE(3)    1997)       COST       DATE
----------------          --------------- ------------ ---------- ------------ --------- ----------
                                                             (DOLLARS IN MILLIONS)
Pinnacle at Towne
 Centre.................  Phoenix, AZ          350       $16.7       $ 13.3     $ 30.0    3Q/1998
Pinnacle Terrace........  Chandler, AZ         300       $ 7.5       $ 13.1     $ 20.6    3Q/1998
Pinnacle at Hunter's
 Glen...................  Thornton, CO         264       $ 5.6       $ 14.2     $ 19.8    4Q/1998
Pinnacle at West
 Flamingo...............  Las Vegas, NV        324       $10.4       $ 15.8     $ 26.2    1Q/1999
Pinnacle Estates........  Albuquerque, NM      294       $ 7.9       $ 14.9     $ 22.8    3Q/1998
Pinnacle at High Resort.  Rio Rancho, NM       301       $ 7.9       $ 14.9     $ 22.8    3Q/1998
Pinnacle at Sand Hill...  Orem, UT             288       $ 9.7       $ 13.1     $ 22.8    2Q/1998
Pinnacle at Clearfield..  Clearfield, UT       324       $ 8.7       $ 14.1     $ 22.8    4Q/1998
                                             -----       -----       ------     ------
 Total..................                     2,445       $74.4       $113.4     $187.8
                                             =====       =====       ======     ======

--------
(1) These properties were acquired by the Company on November 18, 1997 in the TCR-West Transaction.

(2) Proposed number of units. No units had been completed as of November 30, 1997.

(3) Represents the allocation by the Company of the purchase price of the TCR-West portfolio among the properties acquired, based on their estimated relative fair market values.

                             THE OPERATING COMPANY

  The Operating Company is organized as a limited liability company under the Delaware Limited Liability Company Act (the "Act") and pursuant to the terms of the Amended and Restated Limited Liability Company Agreement dated as of November 18, 1997 (the "LLC Agreement"). BRE is the sole managing member of the Operating Company and, as of November 30, 1997, held approximately 70% of the outstanding OC Units. The remaining OC Units of the Operating Company are held by third parties as non-managing members.

  The Operating Company and Blue Ravine were formed for the purpose of acquiring properties in the TCR-West Transaction. Pursuant to this transaction, the Operating Company acquired ten properties directly and six properties through subsidiaries, while Blue Ravine acquired one property directly. It is anticipated that, on or after November 30, 1998, Blue Ravine will be merged into the Operating Company, whereupon the OC Units in Blue Ravine will become OC Units in the Operating Company. Blue Ravine is governed by an Amended and Restated Limited Liability Company Agreement with terms substantially similar to the LLC Agreement.

  A summary of certain provisions of the LLC Agreement is set forth below. The summary does not purport to be complete and is qualified in its entirety by reference to applicable provisions of the Act and the complete LLC Agreement, which is included as an exhibit to the Company's Current Report on Form 8-K filed on December 18, 1997 which is incorporated by reference as an exhibit to the registration statement of which the accompanying Prospectus is a part.

MANAGEMENT AND OPERATIONS

  Subject to the terms of the LLC Agreement and the Act, BRE, as the sole managing member of the Operating Company, has the exclusive right and power to manage the Operating Company and the non-managing members have no authority to transact business for, or participate in the management activities or decisions of, the Partnership.

  Under the terms of the LLC Agreement, the Operating Company is required to maintain certain debt service coverage, debt-to-asset and other financial ratios intended to protect the members' rights to receive distributions. In addition, with respect to certain tax-exempt financing for certain completed properties, the Operating Company is restricted from prepaying its debt or taking certain other specified actions which could have adverse tax consequences for the members. Further, BRE, as the managing member, is restricted from taking certain other specified actions--either absolutely or without the consent of a majority in interest of the non-managing members (or of the non-managing members affected thereby)--including, but not limited to, any actions that would make it impossible to carry out the business of the Operating Company, or that would subject a non-managing member to liability as a managing member, or that would cause the Operating Company to institute bankruptcy proceedings or confess a judgment, or that would prohibit or restrict a member from exercising its rights to exchange OC Units for Common Shares.

  Further, BRE may not, without the consent of a majority in interest of the non-managing members, (i) dispose of any of the properties held by the Operating Company in a taxable sale or exchange prior to respective dates which are specified in the LLC Agreement for each of the properties, ranging from one to ten years from November 18, 1997, or (ii) dissolve the Operating Company other than incident to a Termination Transaction (as defined in "-- Removal or Withdrawal of BRE as Managing Member; Transferability of BRE's Interests" below), even if such a disposition or dissolution would be in the best interest of the Company.

CAPITAL AND CAPITAL ACCOUNTS

  Each member of the Operating Company has a capital account, which will be increased by the amounts of any additional capital contributions to the Operating Company made by the member and all net income and gain allocated to the member, and will be decreased by the amounts of all distributions made to the member and all net loss allocated to the member.

  If the Operating Company requires additional funds, for the acquisition or development of additional properties or for any other purpose, such funds may be raised, at the election and in the discretion of BRE, by selling additional membership interests or by incurring or assuming debt upon such terms as BRE deems appropriate. See also "--Distributions and Allocations" below regarding the obligation of BRE to make capital contributions under certain circumstances. As of November 30, 1997, BRE had outstanding loans to the Operating Company and Blue Ravine aggregating $46 million, and repayment of loans made by BRE to the Operating Company and Blue Ravine is subordinate to the payment of the Priority Distribution (as defined below) to members other than BRE.

  In connection with the TCR-West Transaction, the Operating Company guaranteed all borrowings outstanding from time to time under the Company's $265 million Credit Facility, and it is anticipated that Blue Ravine will also guarantee borrowings under the Credit Facility. The Operating Company has also guaranteed all borrowings outstanding under the Sanwa Line of Credit. See "Use of Proceeds" and "Capitalization."

DISTRIBUTIONS AND ALLOCATIONS

  All of the Operating Company's Available Cash (as defined below) must be distributed quarterly: first, to members (other than BRE) until each member has received, cumulatively on a per OC Unit basis, distributions equal to the cumulative dividends declared with respect to one Common Share over the corresponding period (subject to adjustment from time to time as applicable to account for stock dividends, stock splits and similar transactions affecting the Common Shares) (the "Priority Distribution"); and second, the balance to BRE.

  If the Operating Company's Available Cash (as defined below) in any quarterly period is insufficient to permit distribution of the full amount of the Priority Distribution for that quarter, BRE is required to make a capital contribution to the Operating Company in an amount equal to the lesser of (i) the amount necessary to permit the full Priority Distribution or (ii) an amount equal to the sum of any capital expenditures made by the Operating Company plus the sum of any payments made by the Operating Company on account of any loans to or investments in, or any guarantees of the obligations of, BRE or its affiliates for that quarterly period.

  Upon dissolution of the Operating Company, all net liquidation proceeds of the Operating Company (after payment of or reservation for all liabilities and claims) will be distributed in accordance with the positive balances in the members' capital accounts, after adjusting the capital accounts for all net income or net loss allocable to the members through the date of dissolution.

  "Available Cash" means (a) the sum of (1) the Operating Company's net income or loss, (2) depreciation and all other non-cash charges to the extent deducted in determining the net income or loss, (3) any reduction in the reserves, (4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing, of property over the gain (or loss) recognized, and (5) all other cash received or any net amounts borrowed and not included in net income or net loss, less (b) the sum of (1) all principal debt payments, (2) capital expenditures, (3) investments in any entity (including loans), (4) all other expenditures and payments not deducted in determining net income or loss, (5) any amount included in determining net income or loss that was not actually received, and (6) any increase of reserves.

EXCHANGE RIGHTS

  Beginning November 18, 1998, the OC Units are exchangeable for Common Shares at a rate of one Common Share for each OC Unit exchanged (with the exchange ratio subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events affecting the Common Shares) or, at BRE's election, cash in an amount equal to the market value at the time of the exchange of the Common Shares issuable upon such exchange. Whether to issue Common Shares or cash in exchange for OC Units is an election made by BRE in its sole discretion, subject only to such restrictions as may be imposed by its Articles of Incorporation, applicable law, or other instruments.

REGISTRATION RIGHTS

  BRE has an effective registration statement covering the resale of the 3,713,331 Common Shares issued in the TCR-West Transaction and has agreed to file a registration statement covering the resale of the Common Shares which may be issued in connection with the TCR-West Transaction upon the exchange of OC Units. BRE has agreed to use reasonable efforts to keep such registration statements continuously effective, so long as BRE remains eligible to use Form S-3, (i) until two years from the effective date, with respect to the registration statement for the 3,713,331 Common Shares, and (ii) until the earlier of the tenth anniversary of the effective date of the registration statement or the date upon which less than 10% of the OC Units issued pursuant to the TCR-West Transaction are outstanding, with respect to the Common Shares issued in exchange for such OC Units. If BRE becomes ineligible to use Form S-3 before its registration obligations otherwise terminate, the holders of such OC Units and the 3,713,331 Common Shares will have certain demand and "piggy back" registration rights.

REMOVAL OR WITHDRAWAL OF BRE AS MANAGING MEMBER; TRANSFERABILITY OF BRE'S INTERESTS

  BRE may not be removed as the managing member by the non-managing members, with or without cause, other than with its consent. BRE may not voluntarily withdraw from the Operating Company or transfer all or any portion of its interest in the Operating Company without the consent of all of the non-managing members, except in certain limited circumstances, such as a sale of all or substantially all of BRE's assets, or any merger, consolidation or other combination by BRE with or into another person, or any reclassification, recapitalization or change of BRE's outstanding equity interests (a "Termination Transaction").

  BRE may engage in a Termination Transaction if all holders of OC Units either will receive, or will have the right to elect to receive, for each OC Unit an amount of cash, securities or other property equal to the amount that would have been paid to the holder if, immediately prior to consummation of the Termination Transaction, the OC Unit had been exchanged for Common Shares (see "--Exchange Rights" above). In addition, if in connection with a Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding Common Shares, the LLC Agreement further provides that each holder of OC Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to exchange OC Units for Common Shares immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

TERM; DISSOLUTION

  The term of the Operating Company will continue until September 25, 2012 unless extended by unanimous agreement of the members or earlier terminated pursuant to the terms of the LLC Agreement.

  The Operating Company will be dissolved and its affairs wound up upon the earliest of: (i) the expiration of its term; (ii) the termination of BRE as managing member due to its withdrawal, dissolution or bankruptcy unless, within 90 days, a majority in interest of the remaining members elect to continue the business and appoint a substitute managing member; (iii) after September 30, 2012, an election to dissolve the Operating Company made by the managing member; (iv) entry of a decree of judicial dissolution of the Operating Company pursuant to the provisions of the Act; (v) after September 30, 2012, the sale of all or substantially all of the Operating Company's assets and properties for cash or marketable securities; (vi) the incapacity of the managing member unless a majority in interest of the remaining members elect to continue the business and appoint a substitute managing member; or
(vii) the exchange for Common Shares of all of the OC Units other than those held by BRE. Any proceeds from the dissolution or liquidation of the Operating Company shall be applied in the following order of priority: (a) to pay (or make provision for the payment of) the debts of the Operating Company; (b) to satisfy the Operating Company's debts and liabilities to the managing member;
(c) to satisfy the Operating Company's debts and liabilities to the non-managing members; and then (d) to the members of the Operating Company, including any non-management members holding OC Units, in accordance with their respective positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

                             DESCRIPTION OF NOTES

  The following description of certain terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the Notes and the Indenture (as defined below) are summaries of certain provisions contained therein and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of Notes" and under the caption "Description of Debt Securities" in the accompanying Prospectus shall mean BRE Properties, Inc., excluding the Operating Company and its other consolidated subsidiaries. Other capitalized terms used herein but not otherwise defined shall have the meanings given to them in the accompanying Prospectus or, if not defined in the Prospectus, in the Indenture referred to below.

  The Notes constitute Debt Securities (which are more fully described in the accompanying Prospectus), to be issued pursuant to an indenture (the "Indenture") between the Company and Chase Manhattan Bank and Trust Company, National Association, as successor trustee (the "Trustee"). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and investors are referred to the Indenture and the TIA for a statement thereof.

GENERAL

  The Notes will be a separate series of Debt Securities under the Indenture, limited in aggregate principal amount to $130,000,000. Such series may not be reopened for the issuance of additional Debt Securities of such series. The Notes will be unsecured and unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

  The Notes will be obligations exclusively of the Company. Although the Company owns a majority of its consolidated assets itself, rather than through subsidiaries, a substantial portion of its consolidated assets (amounting to approximately 39% of its total consolidated assets at November 30, 1997) are held by the Operating Company and other subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Notes, are partially dependent on the earnings of such subsidiaries and the Notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such subsidiaries. On a pro forma basis as of September 30, 1997, after giving effect to the TCR-West Transaction, the offering of the Notes made hereby and the application of the estimated net proceeds therefrom as if such transactions had occurred on that date, the Company's subsidiaries (including the Operating Company) would have had total long-term liabilities (excluding intercompany liabilities) of approximately $153 million (consisting entirely of mortgage indebtedness). In addition, the Operating Company has guaranteed amounts due under the Company's Credit Facility and the Sanwa Line of Credit, and it is anticipated that Blue Ravine also will guarantee amounts due under the Credit Facility. Likewise, any other subsidiary of the Company with assets or net income which, when multiplied by the Company's effective percentage ownership interest in such subsidiary, exceeds $30 million or 5% of the Company's consolidated net income, respectively, is required to guarantee the repayment of borrowings under the Credit Facility and the Sanwa Line of Credit. The Operating Company, Blue Ravine and other subsidiaries of the Company may also from time to time guarantee other indebtedness of the Company.

  The Notes will also be effectively subordinated to any secured indebtedness of the Company to the extent of any collateral pledged as security therefor. On a pro forma basis as of September 30, 1997, after giving effect to the TCR-West Transaction, the offering of the Notes made hereby and the application of the estimated net proceeds therefrom as if such transactions had occurred on that date, the Company (excluding its subsidiaries) would have had unsecured senior indebtedness (including the Notes) aggregating approximately $317 million and mortgage indebtedness aggregating approximately $86 million, and, in addition, would have guaranteed approximately $46 million of indebtedness assumed by certain of its subsidiaries in the TCR-West Transaction. See "Use of Proceeds" and "Capitalization" herein and "Risk Factors--Real Estate Financing Risks--Additional Debt" and "Risk Factors--Real Estate Financing Risks--Terms of Certain Indebtedness" in the accompanying Prospectus. Although the covenants described in the accompanying Prospectus under "Description of Debt Securities--Certain Covenants" and the financial covenants in the LLC Agreement described under "The Operating Company-- Management and Operations" will impose certain limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional secured and unsecured indebtedness in the future.

  The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be evidenced by a global Note (the "Global Note") in book-entry form, except under the limited circumstances described in the accompanying Prospectus under "Description of Debt Securities--Global Securities." The Global Note will be registered in the name of a nominee of The Depository Trust Company, as depositary for the Notes. Notices or demands to or upon the Company in respect of the Notes and the Indenture may be served and, in the event that Notes are issued in definitive certificated form, Notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of the Trustee, which on the date of this Prospectus Supplement is located at Chase Manhattan Bank and Trust Company, National Association, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, New York 10041.

INTEREST AND MATURITY

  The Notes will mature on February 15, 2013 (the "Maturity Date"). The Notes are not subject to any sinking fund provisions.

  The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from February 15, 1998 or from the most recent date to which interest has been paid or duly provided for, payable semi-annually in arrears on each February 15 and August 15 (the "Interest Payment Dates"), commencing August 15, 1998, to the persons in whose names the Notes are registered at the close of business on the February 1 or August 1 (the "Regular Record Dates"), as the case may be, immediately prior to such Interest Payment Dates, regardless of whether any such Regular Record Date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date, any Redemption Date (as defined below), the Maturity Date, or any other day on which the principal of or premium, if any, or interest on a Note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Maturity Date or other date, as the case may be.

REDEMPTION AT THE OPTION OF THE COMPANY

  The Notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, or one or more Predecessor Debt Securities, registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

  "Treasury Rate" means, with respect to any Redemption Date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

  "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or , if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means with respect to any Redemption Date for the Notes (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, BancAmerica Robertson Stephens, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

  Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of Notes to be redeemed. If less than all the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

  Unless the Company defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

COVENANTS; DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Reference is made to the section titled "Description of Debt Securities-- Certain Covenants" in the accompanying Prospectus for a description of certain covenants applicable to the Notes. In addition, the discharge, defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--

Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes; such covenant defeasance will be applicable with respect to the covenants described in the accompanying Prospectus under "Description of Debt Securities--Certain Covenants" (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted as described under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying Prospectus).

  Except as described under "Description of Debt Securities--Certain Covenants" and "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying Prospectus, the Indenture does not contain any provisions that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control or in the management of the Company, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity that could increase the amount of the Company's indebtedness or otherwise adversely affect its financial condition or results of operations, which may have an adverse affect on the Company's ability to service its indebtedness, including the Notes.

  The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Company. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change of control. In addition, a highly leveraged or similar transaction may violate the terms of the Company's outstanding debt instruments and permit the lenders to declare all borrowings thereunder to be due and payable immediately, which would likely have a material adverse effect on the Company. In particular, the Company currently has outstanding borrowings of $73 million under two loan agreements which, among other things, (i) contain a covenant which requires the Company to maintain an investment grade rating for its long-term unsecured debt and (ii) define "events of default" to include the acquisition by any person of either (x) 20% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) or (y) 10% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) if such acquisition results in any change of the board of directors of the Company or any change in the management of the Company or any of its assets. In the event that the Company fails to maintain an investment grade rating for its long-term unsecured debt or if such an event of default occurs, whether as a result of a highly leveraged transaction or otherwise, the lender may declare all borrowings under such loan agreements to be due and payable immediately. See "Risk Factors--Real Estate Financing Risks-Terms of Certain Indebtedness" in the accompanying Prospectus.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase and the Company has agreed to sell to them, severally, the respective principal amount of Notes set forth opposite their respective names below:

                                                                PRINCIPAL AMOUNT
   NAME                                                             OF NOTES
   ----                                                         ----------------
   Morgan Stanley & Co. Incorporated...........................   $ 32,500,000
   BancAmerica Robertson Stephens..............................     32,500,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................     32,500,000
   Salomon Brothers Inc........................................     32,500,000
                                                                  ------------
   Total.......................................................   $130,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes offered hereby if any are taken.

  The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of .450% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of any Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

  In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company intends to use the net proceeds from the sale of the Notes offered hereby to repay indebtedness outstanding under the Credit Facility. Bank of America National Trust and Savings Association, an affiliate of BancAmerica Robertson Stephens, one of the Underwriters, is the lender under the Credit Facility.

                                 LEGAL MATTERS

  The legality of the Notes offered hereby will be passed upon by Piper & Marbury L.L.P., Baltimore, Maryland on behalf of the Company. Certain tax matters will be passed upon by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for the Underwriters.

PROSPECTUS

                                 $300,000,000

                             BRE PROPERTIES, INC.

             DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES,
                    COMMON STOCK WARRANTS AND COMMON STOCK

  BRE Properties, Inc. (the "Company") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of its Preferred Stock, $0.01 par value ("Preferred Shares"), (iii) depositary shares ("Depositary Shares") representing fractional interests in Preferred Shares,
(iv) warrants ("Common Stock Warrants") to purchase shares of its Common Stock, $0.01 par value ("Common Shares"), or (v) Common Shares, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock Warrants and Common Shares which may be offered by the Company (collectively, the "Company Offered Securities"), may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). A selling shareholder also may offer from time to time Common Shares (the "Resale Shares") on terms to be determined at the time or times of such offering or offerings. The prices, the amounts and other terms of such offering or offerings will be set forth in the applicable Prospectus Supplement. The aggregate public offering price of the Resale Shares and the Company Offered Securities (together, the "Offered Securities") will not exceed $300,000,000, and the number of Resale Shares will not exceed 650,000.

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and the public offering price; (ii) in the case of Preferred Shares, the specific series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share and the public offering price; (iv) in the case of Common Stock Warrants, the duration, public offering price, exercise price and detachability features, if applicable; and (v) in the case of Common Shares, the public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. The Company will not receive any of the proceeds from the sale of the Resale Shares. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

                                ---------------

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                ---------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is February 19, 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER (AS DEFINED BELOW) OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a home page on the Internet that contains such information with respect to registrants that file electronically such as the Company at http://www.sec.gov. The Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement (as the same may be amended from time to time, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

    a. Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Report on Form 10-K/A filed on April 25, 1997.

    b. Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997, filed on April 25, August 12 and November 14, 1997, respectively.

    c. Current Report on Form 8-K filed on January 14, 1997, as amended by the Current Report on Form 8-K/A filed on February 13, 1997, and the Current Report on Form 8-K/A filed on April 23, 1997.

    d. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A filed on December 10, 1996, and the Current Report on Form 8-K filed on October 15, 1996.

    e. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A filed on May 21, 1996, and the Current Report on Form 8-K filed on April 1, 1996.

    f. Current Report on Form 8-K filed on April 25, 1997.

    g. Current Report on Form 8-K filed on June 12, 1997.

    h. Current Report on Form 8-K filed on June 23, 1997.

    i. Current Report on Form 8-K filed on September 3, 1997, as amended by the Current Report on Form 8-K/A filed on October 30, 1997.

    j. Current Report on Form 8-K filed on October 15, 1997.

    k. Current Report on Form 8-K filed on November 24, 1997.

    l. Current Report on Form 8-K filed on December 18, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to BRE Properties, Inc., 44 Montgomery Street, Suite 3600, California 94104-4602, Attn: Charles Wingard, Director of Financial Reporting, telephone number (415) 445-6530.

                                  THE COMPANY

  BRE Properties, Inc., a Maryland corporation (the "Company" or "BRE"), is a self-administered and self-managed real estate investment trust which owns, acquires, develops, rehabilitates and manages apartment communities and other income producing properties in the western United States. At November 30, 1997, BRE's portfolio included 73 completed apartment communities aggregating 18,329 units, and five commercial and retail properties. Of these properties, 40 were located in California, 21 in Arizona, six in Washington, four in Nevada, three in Utah, two in Oregon and two in New Mexico. As of that date, BRE's portfolio also included eight apartment communities under development aggregating approximately 2,445 units in Arizona, Colorado, New Mexico, Nevada and Utah. As of November 30, 1997, these properties (excluding properties under development) contained, in the aggregate, approximately 18.4 million net rentable square feet of improvements owned by the Company. In addition, at November 30, 1997, the Company held limited partnership interests in two shopping centers located in Arizona and one apartment community located in California. In November 1997, the Company completed the acquisition (the "TCR-West Transaction") of certain properties (the "TCR-West Properties") and operations of Trammell Crow Residential located in the western United States ("TCR-West"). A substantial portion of the properties acquired in the TCR-West Transaction are held by BRE Property Investors LLC (the "Operating Company"), a Delaware limited liability company, of which the Company is the sole managing member. BRE's principal executive offices are located at 44 Montgomery Street, Suite 3600, San Francisco, California 94104-4602, and its telephone number is (415) 445-6530.

                                 RISK FACTORS

  Prospective investors should carefully consider, among other factors, the matters described below before purchasing any of the Offered Securities. The Company cautions the reader that this list of factors does not purport to be exhaustive.

  All references in this Prospectus to shareholders of the Company include holders of Common Shares and holders of any Preferred Shares and Depositary Shares which may be issued by the Company, and all references to distributions to shareholders include dividends and other distributions payable to holders of Common Shares and any such Preferred Shares and Depositary Shares.

REAL ESTATE INVESTMENT RISKS

 General

  Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of revenues generated and expenses incurred. If properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders and to pay amounts due on its Debt Securities will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the revenues from the properties and their underlying values. The financial results of major local employers also may have an impact on the revenues and value of certain properties.

  Revenues from properties may be further adversely affected by a variety of factors, including the general economic climate, local conditions in the areas in which properties are located, such as oversupply of space or a reduction in the demand for rental space, the attractiveness of the properties to residents or users, competition from other available space, the ability of the Company to provide adequate facilities maintenance, services and amenities, and insurance premiums and real estate taxes. The Company's revenues would also be adversely affected if residents or users were unable to pay rent or the Company was unable to rent apartments or commercial properties on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of apartment units or commercial properties, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations would, and ability to make expected distributions to shareholders and to pay amounts due on its Debt Securities may, be adversely affected. There is also a risk that as leases on the properties expire, residents or users will vacate or enter into new leases on terms that are less favorable to the Company. Operating costs, including real estate taxes, insurance and maintenance costs, and mortgage payments, if any, do not, in general, decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, revenues from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

  In the normal course of business, the Company typically evaluates potential acquisitions, enters into non-binding letters of intent, and may, at any time, enter into contracts to acquire and may acquire additional properties. However, no assurance can be given that the Company will have the financial resources to make suitable acquisitions or that properties that satisfy the Company's investment policies will be available for acquisition. Acquisitions of properties entail risks that investments will fail to perform in accordance with expectations. Such risks may include that construction costs may exceed original estimates, possibly making a project uneconomical, financing may not be available on favorable terms or at all and construction and lease-up may not be completed on schedule. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new investment before it is acquired, certain defects or necessary repairs may not be detected until after the investment is acquired, which could significantly increase the Company's total acquisition costs and which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Any statements included in or incorporated by reference in this Prospectus or any Prospectus Supplement pertaining to anticipated growth rates in target markets, anticipated growth in the Company's funds from operations and anticipated market conditions, demographics or results of operations constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and there can be no assurance that such anticipated events or circumstances will be achieved or will occur due to, among other things, the factors described under "Risk Factors."

 Illiquidity of Real Estate and Reinvestment Risk

  Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to adjust its portfolio in response to changes in economic or other conditions. Additionally, the Internal Revenue Code of 1986, as amended (the "Code") places certain limits on the number of properties a REIT may sell without adverse tax consequences. To effect its current operating strategy, the Company has in the past raised, and will seek to continue to raise additional acquisition funds, both through outside financing and through the orderly disposition of commercial and retail properties, and, depending upon interest rates, current acquisition opportunities and other factors, generally to reinvest the proceeds in multifamily properties. In this respect, in the markets the Company has targeted for future acquisition of multifamily properties, there is considerable buying competition from other real estate companies, many of whom may have greater resources, experience or expertise than the Company. In many cases, this competition for acquisition properties has resulted in an increase in property prices and a decrease in property yields. Due to the relatively low capitalization rates currently prevailing in the pricing of potential acquisitions of multifamily properties which meet the Company's investment criteria, no assurance can be given that the proceeds realized from the disposition of commercial and retail properties can be reinvested to produce economic returns comparable to those being realized from the properties disposed of, or that the Company will be able to acquire properties meeting its investment criteria. To the extent that the Company is unable to reinvest proceeds from the disposition of commercial and retail properties, or if properties acquired with such proceeds produce a lower rate of return than the properties disposed of, such results may have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, a delay in reinvestment of such proceeds may have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

  The Company may seek to structure future dispositions as tax-free exchanges, where appropriate, utilizing the nonrecognition provisions of Section 1031 of the Code to defer income taxation on the disposition of the exchanged property. For an exchange of such properties to qualify for tax-free treatment under Section 1031 of the Code, certain technical requirements must be met. For example, both the property exchanged and the property acquired must be held for use in a trade or business or for investment, and the property acquired must be identified within 45 days, and must be acquired within 180 days, after the transfer of the exchanged property. If the technical requirements of Section 1031 of the Code are not met, then the exchanged property will be treated as sold in a taxable transaction for a sales price equal to the fair market value of the property received, in which event a distribution of cash to the shareholders may be required to avoid a corporate-level income tax on the resulting capital gain. Given the competition for properties meeting the Company's investment criteria, it may be difficult for the Company to identify suitable properties within the foregoing time frames in order to meet the requirements of Section 1031. Even if a suitable tax-deferred exchange can be structured, as noted above, no assurance can be given that the proceeds of any of these dispositions will be reinvested to produce economic returns comparable to those currently being realized from the properties which were disposed of.

 Competition

  All of the properties currently owned by the Company are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than the Company, within the market area of each of the properties which will compete with the Company for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent the apartments and the rents charged and (ii) development and acquisition opportunities. The activities of these competitors could cause the Company to pay a higher price for a new property than it otherwise would have paid or may prevent the Company from purchasing a desired property at all, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Geographic Concentration; Dependence on Western United States Regions

  The Company's portfolio is principally located in the San Francisco Bay Area, the Denver area, San Diego, Tucson, Phoenix, Seattle, Portland, Los Angeles/Orange County, Sacramento, Las Vegas, Albuquerque and Salt Lake City. The Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning and other regulatory conditions and competition from other properties and alternative forms of housing. In that regard, certain of these areas (particularly the Los Angeles/Orange County and San Diego metropolitan areas) have in the recent past experienced economic recessions and depressed conditions in the local real estate markets. To the extent general economic or social conditions in any of these areas deteriorate or any of these areas experiences natural disasters, the value of the portfolio, the Company's results of operations and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities could be materially adversely affected.

 Risks of Development, Construction and Acquisition Activities

  Pursuant to the TCR-West Transaction, the Company acquired eight apartment properties in various stages of development (the "Development Properties"). Prior to the acquisition, the Company was not engaged in the development and construction of real estate properties.

  The Company intends to actively pursue development and construction of multifamily apartment communities, including the Development Properties. There can be no assurance that the Company will complete development of the Development Properties or any other development project which may be undertaken by the Company. As a general matter, property development and construction projects typically have a higher, and sometimes substantially higher, level of risk than the acquisition of existing properties. Risks associated with the Company's development and construction activities may include the following: development opportunities may be abandoned; construction costs of multifamily apartment communities may exceed original estimates, possibly making the communities uneconomical; occupancy rates and rents at newly completed communities may not be sufficient to make the communities profitable; financing for the construction and development of projects may not be available on favorable terms or at all; construction and lease-up may not be completed on schedule; and expenses of operating a completed community may be higher than anticipated. In addition, development and construction activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development and construction activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

  The Company also intends to continue actively to acquire multifamily apartment communities. Acquisitions of multifamily apartment communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. In that regard, the properties acquired in the TCR-West Transaction were acquired on an "as is" basis, meaning that the properties were acquired without warranty by the sellers. Likewise, due to the competitive nature of the bidding process for the TCR-West Properties, the Company was able to perform only a limited investigation with respect to the TCR-West Properties prior to acquiring them. Both of these factors increased the risks associated with acquiring the TCR-West Properties.

  The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under various construction loans, lines of credit, other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The Company expects periodically to review its financing options regarding the appropriate mix of debt and equity financing. Equity, rather than debt, financing of future developments or acquisitions could have a dilutive effect on the interests of existing shareholders of the Company. Similarly, financing future developments and acquisitions with debt entails certain risks, including those described below under "--Real Estate Financing Risks." In addition, if new development properties are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for such properties may not be available or may be available only on disadvantageous terms or that the cash flow from new properties will be insufficient to cover debt service. If a newly developed or acquired property is unsuccessful, the Company's losses may exceed its investment in the property. Any of the foregoing could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Risks Relating to Growth Strategy

  Pursuant to the TCR-West Transaction, the Company acquired 17 completed apartment communities aggregating 4,786 units and eight Development Properties aggregating approximately 2,445 units. This significant increase in the size of the Company's operations after the acquisition has substantially increased the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations acquired from TCR with those of the Company. Likewise, the Company added approximately 600 persons previously employed by TCR and its affiliates, which has also significantly increased the demands upon the Company's management. Failure to effectively integrate the operations of the acquired properties, operations and employees with those of the Company could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

  A substantial portion of the Company's growth over the last several years has been attributable to acquisitions. Further, a principal component of the Company's strategy is to continue to grow in a controlled manner in both existing and new markets by acquiring and developing new properties. The Company's future growth will be dependent upon a number of factors, including the Company's ability to identify acceptable properties for acquisition and development, complete acquisitions and developments on favorable terms, successfully integrate acquired and newly developed properties, and obtain financing to support expansion. There can be no assurance that the Company will be successful in implementing its growth strategy, that growth will continue at historical levels or at all, or that any expansion will improve operating results. The failure to identify, acquire, develop, and integrate new properties effectively could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Restrictions in the Operations of the Operating Company

  A substantial portion of the properties acquired in the TCR-West Transaction are held by the Operating Company, a limited liability company. BRE is the sole managing member of the Operating Company and, as of November 30, 1997, held approximately a 70% equity interest therein. The remaining equity interests in the Operating Company are held by third parties as non-managing members.

   Under the terms of the limited liability company agreement governing the operations of the Operating Company (the "LLC Agreement"), the Operating Company is required to maintain certain debt service coverage, debt-to-asset and other financial ratios intended to protect the members' rights to receive distributions. In addition, with respect to certain tax-exempt financing for certain completed properties, the Operating Company is restricted from prepaying its debt or taking certain other specified actions which could have adverse tax consequences for the members. Further, the Company, as the managing member, is restricted from taking certain other specified actions -- either absolutely or without the consent of a majority in interest of the non-managing members (or of the non-managing members affected thereby) -- including, but not limited to, any actions that would make it impossible to carry out the business of the Operating Company, or that would subject a non-managing member to liability as a managing member, or that would cause the Operating Company to institute bankruptcy proceedings or confess a judgment, or that would prohibit or restrict a member from exercising its rights to exchange units in the Operating Company for Common Shares. Any such requirement to maintain financial ratios and any such restrictions on the actions of the Operating Company and its managing member could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

  Further, under the terms of the LLC Agreement, the Operating Company may not, without the consent of a majority in interest of the non-managing members, (i) dispose of any of the properties held by the Operating Company in a taxable sale or exchange prior to respective dates which are specified in the LLC Agreement for each of the properties, ranging from one to ten years from November 18, 1997, or (ii) dissolve the Operating Company other than in certain limited circumstances specified in the LLC Agreement, such as a sale of all or substantially all of the Company's assets, or any merger, consolidation or other combination by the Company with or into another person, or reclassification, recapitalization or change of the Company's outstanding equity interests. These restrictions on the Company's ability to dispose of a significant portion of its properties and to dissolve the Operating Company, even when such a disposition or dissolution of the Operating Company would be in the best interest of the Company, could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

  The Operating Company also must distribute all Available Cash (as defined in the LLC Agreement) on a quarterly basis: first, to members (other than BRE) until each member has received, cumulatively on a per Operating Company unit basis, distributions equal to the cumulative dividends declared with respect to one Common Share over the corresponding period (subject to adjustment from time to time as applicable to account for stock dividends, stock splits and similar transactions affecting the Common Shares) (the "Priority Distribution"); and second, the balance to BRE.

  If the Operating Company's Available Cash in any quarterly period is insufficient to permit distribution of the full amount of the Priority Distribution for that quarter, BRE is required to make a capital contribution to the Operating Company in an amount equal to the lesser of (i) the amount necessary to permit the full Priority Distribution or (ii) an amount equal to the sum of any capital expenditures made by the Operating Company plus the sum of any payments made by the Operating Company on account of any loans to or investments in, or any guarantees of the obligations of, BRE or its affiliates for that quarterly period. The Operating Company's obligation to make Priority Distributions and BRE's obligation to make additional capital contributions to the Operating Company under such circumstances could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

  In addition, BRE may not be removed as the managing member of the Operating Company by the non-managing members, with or without cause, other than with its consent. BRE may not voluntarily withdraw from the Operating Company or transfer all or any portion of its interest in the Operating Company without the consent of all of the non-managing members, except in certain limited circumstances, such as a sale of all or substantially all of BRE's assets, or any merger, consolidation or other combination by BRE with or into another person, or any reclassification, recapitalization or change of BRE's outstanding equity interests. Such restrictions on the withdrawal of BRE as the managing member of the Operating Company, and on BRE's ability to transfer its interest in the Operating Company, could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Uninsured Loss; Limited Coverage

  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties with certain policy specifications, limits and deductibles. While the Company currently carries flood and earthquake insurance for its properties with an aggregate annual limit of $100 million, subject to substantial deductibles, no assurance can be given that such coverage will continue to be available on acceptable terms or at an acceptable cost, or at all, in the future, or if obtained, that the limits of those policies will cover the full cost of repair or replacement of covered properties. In addition, there may be certain extraordinary losses (such as those resulting from civil unrest) that are not generally insured (or fully insured against) because they are either uninsurable or not economically insurable. Should an uninsured or underinsured loss occur to a property, the Company could be required to use its own funds for restoration or lose all or part of its investment in, and anticipated revenues from, the property and would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Risks Associated with Survey Exceptions to Certain Title Insurance Policies

  Although the Company believes that prior owners of the TCR-West Properties in the past obtained surveys of those properties, the Company did not obtain updated surveys when it acquired the TCR-West Properties. Because updated surveys of the TCR-West Properties were not obtained, the title insurance policies obtained by the Company for those properties contain exceptions for matters which an updated survey might have disclosed. Such matters might include such things as boundary encroachments, unrecorded easements or similar matters which would have been reflected on a survey. Moreover, because no updated surveys were prepared for those properties, there can be no assurance that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures, and improvements which the Company believes they cover, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Change in Laws

  Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

 Laws Benefiting Disabled Persons

  A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons and may require other structural features which add to the cost of buildings under construction. Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons. The costs of compliance with these laws and regulations may be substantial, and limits or restrictions on construction or completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. The Company reviews its properties periodically to determine the level of compliance and, if necessary, takes appropriate action to bring such properties into compliance. The Company's management believes, based on property reviews to date, that the costs of such compliance should not have a material adverse effect on the Company. Such conclusions are based upon currently available information and data, and no assurance can be given that further review and analysis of the Company's properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

 Risks of Assumed Liabilities

  In the TCR-West Transaction, pursuant to a contribution agreement (the "Contribution Agreement") the Company (i) acquired the TCR-West Properties either by acquiring title to the properties and related assets (plus assumption of certain associated contractual obligations, warranties and guarantees) or, as to certain TCR-West Properties, by acquiring all of the ownership interests in the partnerships or limited liability companies which held such properties, and (ii) assumed certain loans secured by the TCR-West Properties. Under the terms of the transaction, the Company has not expressly agreed to assume any liabilities other than the assumed loans and the contractual obligations, warranties and guarantees referenced above. However, as a matter of law, the Company automatically assumed all of the liabilities (known, unknown or contingent) of the partnerships and limited liability companies whose ownership interests were acquired by the Company, potentially including liabilities unrelated to the properties conveyed pursuant to such transfer. Moreover, even in cases where title to the properties and related assets (rather than ownership interests therein) was acquired by the Company, the legal doctrine of successor liability may give creditors of and claimants against the prior owners the right to hold the Company responsible for liabilities which arose with respect to such properties prior to their acquisition by the Company, whether or not such liabilities were expressly assumed by the Company under the terms of the transaction.

  As a result of the foregoing, there can be no assurance that the Company will not be subject to liabilities and claims relating to the TCR-West Properties arising from events which occurred or circumstances which existed prior to the acquisition of those properties by the Company, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In that regard, the terms of the TCR-West Transaction do not provide for the Company to be indemnified against any such liabilities and claims. See "--Limited Indemnification" below.

 Limited Indemnification

  The Company acquired the TCR-West Properties on an "as is" basis, meaning that the properties were acquired without warranty from the sellers. As a result, the Company has no recourse against the sellers for matters relating to the properties or the transaction, except to the limited extent described below.

  The terms of the TCR-West Transaction provide the Company with only limited indemnification with respect to claims or liabilities that might arise out of the transaction or actions taken by the sellers before the closing. Specifically, certain Trammell Crow Residential entities and related parties who are signatories to the Contribution Agreement (the "TCR Parties") have agreed to indemnify the Company and its affiliates only against claims arising out of (i) any inaccuracy in the investment representations of any TCR Party or certain representations about employment matters, or any failure of a TCR Party to comply with any agreement with respect thereto, (ii) any breach by a TCR Party of its fiduciary duties (including duties of disclosure) to any other person in connection with the transaction, or (iii) any document filed by or on behalf of a TCR Party or any affiliate with a governmental agency or prepared or distributed in connection with the transaction (including any document distributed in connection with the solicitation of consents by the TCR Parties for the TCR-West Transaction) (provided, however, that the foregoing does not apply to the information supplied by the Company or the Operating Company in writing specifically for inclusion or incorporation by reference in any such document or to any document prepared or filed by the Company or the Operating Company). The Company has no recourse against the TCR Parties with respect to any claims which are not within the specific coverage of the indemnity provisions.

  In addition, in the event that the Company is entitled to indemnification, the terms of the TCR-West Transaction significantly limit the amount which the Company would be entitled to recover. Specifically, the Company's sole recourse under a claim for indemnity is the right to reduce the number of Development OC Units (as defined below) which the Company might otherwise be required to deliver in connection with the TCR-West Transaction. A maximum of up to 627,594 Development OC Units are issuable, each of which will be exchangeable, commencing November 18, 1998, at the option of the holders thereof for Common Shares (at the rate of one Common Share per Development OC Unit, subject to adjustment under certain circumstances) or, at the Company's election, into an equivalent amount of cash based on the value of the Common Shares at the time of exchange. For purposes of determining the reduction in the number of Development OC Units in the event of a claim for indemnity, the Development OC Units will be deemed to have a value equal to the average of the closing prices of a Common Share on the New York Stock Exchange for the fifteen consecutive trading days concluding on the fifth trading day preceding the day of the reduction. The TCR Parties' indemnification obligations (and such obligations of the Company and the Operating Company, as described below) are limited, in the aggregate, to an amount which, as of any date, is obtained by multiplying the number of Development OC Units which have not been distributed by the lower of (i) $26.93 or (ii) the average of the closing prices of a Common Share on the New York Stock Exchange for the fifteen consecutive trading days concluding on the fifth trading day preceding such date.

  The "Development OC Units" are equity interests in the Operating Company which will be issued to the TCR Parties if certain completion schedule and budget objectives are met for the Development Properties. The Company currently anticipates that all of the Development OC Units will either be awarded or will become ineligible for award by the end of 1999. Accordingly, there can be no assurance that the amount of any claim for indemnity will be made at a time when a sufficient amount or any of the Development OC Units remain available for set-off or that, even if the full number of Development OC Units is available, that the value of those units will be sufficient to fully cover the claim for indemnity.

  There can be no assurance that the Company will not be confronted in the future with claims by third parties relating to the TCR-West Transaction or to the activities of the TCR Parties or the operations of the TCR-West Properties and matters related thereto prior to the closing of the transaction. Likewise, there can be no assurance that the properties acquired in the TCR-West Transaction will meet the Company's expectations. Accordingly, the limited scope of the indemnification could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "--Risks of Assumed Liabilities," above.

  The Company and the Operating Company have also provided a limited indemnity to the TCR Parties. Under the terms of the Contribution Agreement, the Company and the Operating Company have agreed to indemnify the TCR Parties and their affiliates against claims arising out of (i) any inaccuracy in certain representations made by the Company about the registration rights it agreed to provide to the TCR Parties who become shareholders of the Company or unitholders of the Operating Company, or any failure by the Company to fulfill its obligations under terms of the transaction, or (ii) any material misstatement or omission in the information statement provided to the TCR Parties with respect to the Company, the Operating Company, the Common Shares or units of the Operating Company. The Company's indemnification obligations are limited to an amount equal to the value of the remaining Development OC Units outstanding from time to time, calculated in the same manner as the limit on the indemnification obligations of the TCR Parties, as described above. Notwithstanding the limit upon the Company's indemnification obligations, if claims within the coverage of the indemnity provisions were brought against the Company, it could be required to incur costs in defending against or satisfying the claims, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

 Potential Litigation Related to the TCR-West Transaction

  Over the last several years, business reorganizations involving the conversion of partnerships into REITs, the combination of several partnerships into a single entity and the combination of multiple REITs into a single REIT have given rise to investor lawsuits. If any lawsuits were filed in connection with the TCR-West Transaction, whether by any of the TCR Parties or other persons, such lawsuits could require the Company to incur costs in defending such lawsuits or to pay any judgment awards or make settlement payments, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

REAL ESTATE FINANCING RISKS

 Debt Financing and Maturities

  The Company is subject to the normal risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Company, which losses could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code.

 Risk of Rising Interest Rates

  The Company has incurred and expects in the future to incur indebtedness which bears interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities or cause the Company to be in default under certain debt instruments (including its Debt Securities). In addition, an increase in market interest rates may lead holders of the Company's Common Shares to demand a higher yield on their shares from distributions by the Company, which could adversely affect the market price for the Common Shares.

 Additional Debt

  The Company currently funds acquisition opportunities partially through borrowings (including its lines of credit) as well as from other sources such as sales of non-core properties. The organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities and in an increased risk of default on its obligations.

 Terms of Certain Indebtedness

  At September 30, 1997, the Company had outstanding borrowings of $73 million under two loan agreements which, among other things, (i) contain a covenant which requires the Company to maintain an investment grade rating for its long-term unsecured debt and (ii) define "events of default" to include the acquisition by any person of either (x) 20% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) or (y) 10% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) if such acquisition results in any change of the board of directors of the Company or any change in the management of the Company or any of its assets. In the event that the Company fails to maintain an investment grade rating for its long-term unsecured debt or if such an event of default occurs, the lender may declare all borrowings under such loan agreements to be due and payable immediately, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

ENVIRONMENTAL RISKS

  Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances in, on, around or under such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of, or failure to remediate properly, such substances may adversely affect the owner's or operator's ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines, and claims for injuries to persons and property.

  The Company's current policy is to obtain a Phase I environmental study on each property it seeks to acquire and to proceed accordingly. No assurance can be given, however, that the Phase I environmental studies or other environmental studies undertaken with respect to any of the Company's current or future properties will reveal all or the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to the Company, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. The Company currently carries no insurance for environmental liabilities.

  Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

RISKS OF THIRD PARTY MANAGEMENT BUSINESS

 Possible Termination of Management Contracts

  As part of the TCR-West Transaction, the Company also acquired TCR-West's third party management contracts. A wholly-owned subsidiary of the Company (the "Management Company") was organized to undertake this business.

  Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon a sale of the property or, in many cases, upon 30 days' notice) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or market factors affecting specific properties, resulting in decreased management fee income. As a result, there can be no assurance that the Management Company will perform in accordance with the Company's expectations.

 Possible Adverse Consequences of REIT Status on the Business of the Management Company

  Certain requirements for REIT qualifications may in the future limit the Company's ability to increase third party management operations conducted and related services offered by the Management Company without jeopardizing the Company's qualifications as a REIT. See "Federal Income Tax Considerations-- Third Party Management Income."

RANKING OF SECURITIES

  All of the Common Shares, Preferred Shares and Debt Securities offered hereby will be obligations exclusively of the Company. Because a significant portion of the operations of the Company is conducted through its subsidiaries, including the Operating Company, the cash flow of the Company and the consequent ability to make distributions and other payments on its equity securities, including Common Shares and any Preferred Shares, and to service its debt, including the Debt Securities, will be partially dependent upon the earnings of such subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds made by such subsidiaries to the Company. In addition, debt or other agreements of the Company's subsidiaries may impose restrictions that affect, among other things, the ability of the Company's subsidiaries to pay dividends or make other distributions or loans to the Company.

  Likewise, a substantial portion of the Company's consolidated assets are owned by its subsidiaries, effectively subordinating the Debt Securities to all existing and future liabilities, including indebtedness, trade payables, lease obligations and guarantees, of the Company's subsidiaries. The Operating Company has guaranteed amounts due under the Company's $265 million unsecured bank credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association and the Company's $35 million unsecured line of credit with Sanwa Bank California (the "Sanwa Line of Credit"), and it is anticipated that Blue Ravine Investors LLC ("Blue Ravine"), a Delaware limited liability company which is a subsidiary of the Company, also will guarantee amounts due under the Credit Facility. Likewise, any other subsidiary of the Company with assets or net income which, when multiplied by the Company's effective percentage ownership interest in such subsidiary, exceeds $30 million or 5% of the Company's consolidated net income, respectively, is required to guarantee the repayment of borrowings under the Credit Facility and the Sanwa Line of Credit. The Operating Company, Blue Ravine and other subsidiaries of the Company may also from time to time guarantee other indebtedness of the Company. Therefore, the Company's rights and the rights of its creditors, including the holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interests in or mortgages or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company.

PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OR DETER A TAKEOVER

  In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Company against risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the articles of incorporation of the Company provide, among other things, that if the Board of Directors determines, in good faith, that direct or indirect ownership of the Company's Common Shares have or may become concentrated to an extent that would prevent the Company from qualifying as a REIT, the Board of Directors may prevent the transfer of the Common Shares or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of Common Shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Common Shares into conformity with the requirements for maintaining REIT status. These limitations may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors.

  In addition, certain other provisions contained in the Company's articles of incorporation and bylaws, as well as its shareholder rights plan, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Shares which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

TAX RISKS

 Tax Liabilities as a Consequence of Failure to Qualify as a REIT

  Although management believes that the Company is organized and is operating so as to qualify as a REIT under the Code, no assurance can be given that the Company has in fact operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's taxable gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Thus, to the extent Third Party Management Income (as defined in "Federal Income Tax Considerations--Third Party Management Income") represents 5% or more of the Company's gross income in any taxable year, the Company will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions apply, and, even if those relief provisions apply, a tax would be imposed with respect to excess net income, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "Federal Income Tax Considerations--Third Party Management Income" and "Federal Income Tax Considerations--Income Tests." Additionally, to the extent the Operating Company or any of the Subsidiary Entities (as defined in "Federal Income Tax Considerations--Requirements for Qualification") are determined to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "Federal Income Tax Considerations-- Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities." Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

  If the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to security holders because of the additional tax liability to the Company for the year or years involved. In addition, distributions to shareholders would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994, 1993, and 1992 was 3.3x, 3.2x, 4.0x, 5.0x, 4.4x, and 3.4x, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before net gains (losses) on sales of investments. Fixed charges consist of interest costs (including capitalized interest), amortization of debt expense and one-third of the rental expense, which is deemed to be the interest component of such rental expense.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement for any offering of securities, the Company intends to use the net proceeds from the sale of the Company Offered Securities for general corporate purposes, which may include the acquisition of properties or interests therein (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of indebtedness. The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholder.

                              SELLING SHAREHOLDER

  As of April 8, 1997, State Farm Insurance Companies Employee Retirement Trust (the "Selling Shareholder") beneficially owned 942,570 Common Shares, of which up to 650,000 Resale Shares may be offered hereby. The amount of the Resale Shares which may be offered by the Selling Shareholder from time to time for its account and the percentage of the class to be owned by the Selling Shareholder after the completion of such offering or offerings will be set forth in the applicable Prospectus Supplement. On May 14, 1997, the Selling Shareholder sold 650,000 Resale Shares in a public offering pursuant to a Prospectus Supplement. In addition, as of April 8, 1997, State Farm Mutual Automobile Insurance Company ("State Farm") beneficially owned 3,226,388 Common Shares. The Selling Shareholder is a retirement plan administered by State Farm for the benefit of its employees. The trustees of the Selling Shareholder are vested with the responsibility for investing the assets of the Selling Shareholder. The Selling Shareholder and State Farm each expressly disclaims beneficial ownership of the Common Shares owned by the other.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures. Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of certain anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the forms of Indentures and such Debt Securities, which have been or will be included or incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information."

  The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. The terms of the Debt Securities offered by any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

  Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable form of Indenture. As used in this "Description of Debt Securities," all references to the "Company" shall mean BRE Properties, Inc., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture will provide that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. The terms of any Debt Securities within any series may differ from the terms of any other Debt Securities in such series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series. (See Section 301 of the forms of Indenture.) Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

  Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

    (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) If other than 100% of the principal amount thereof, the portion of the principal amount of such Debt Securities payable upon declaration of acceleration of the maturity thereof or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

    (4) If such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

    (5) The date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

    (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) The date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest, shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) The place or places where (i) the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion (if applicable) or registration of transfer or exchange, and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) The period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

    (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

    (14) Whether such Debt Securities will be issued in certificated or book-entry form;

    (15) Whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (16) The applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

    (17) The terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

    (18) The circumstances, if any, under which the Company will pay Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

    (19) Any other terms of such Debt Securities.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as hereinafter set forth under the captions "Certain Covenants-- Aggregate Debt Test," "--Maintenance of Total Unencumbered Assets," "--Debt Service Test" and "--Secured Debt Test," which relate solely to the Senior Indenture and the Senior Debt Securities issued thereunder, neither Indenture will contain any provision that would limit the ability of the Company to incur indebtedness or that will afford Holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Shares and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Shares."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the registered Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000. (See Section 302 of the forms of Indenture.)

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the office or agency maintained by the Company for such purpose; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by transfer of funds to such Person at an account maintained within the United States. (See Sections 301, 305, 306, 307 and 1002 of the forms of Indenture.)

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture. (See Section 307 of the forms of Indenture.)

  Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the office or agency maintained by the Company for such purpose. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion (if applicable) or registration of transfer thereof at the office or agency maintained by the Company for such purpose. Every Debt Security surrendered for conversion (if applicable), registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (See Section 305 of the forms of Indenture.) If the applicable Prospectus Supplement refers to any transfer agent initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (See Section 1002 of the forms of Indenture.)

  Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series if such Debt Securities may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only in registered form, the day of the mailing of the relevant notice of redemption or (B) if such Debt Securities are issuable in bearer form, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable in registered form and there is no publication, the day of the mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security in registered form, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) to exchange any Debt Security in bearer form so selected for redemption except in exchange for a Debt Security in registered form which is simultaneously surrendered for redemption; or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (See Section 305 of the forms of Indenture.)

MERGER, CONSOLIDATION OR SALE

  Each Indenture will provide that the Company will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person unless (i) either the Company shall be the continuing corporation, or the successor Person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all of the outstanding Debt Securities issued under such Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in such outstanding Debt Securities and such Indenture; (ii) immediately after giving effect to such transaction and treating any Debt (including Acquired Debt) which becomes an obligation of the Company or any of its Subsidiaries as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion concerning such conditions shall be delivered to the relevant Trustee. In the event that the Company is not the continuing corporation, then, for purposes of clause (ii) of the preceding sentence, the successor corporation shall be deemed to be the "Company" referred to in such clause (ii). (See Sections 801 and 803 of the forms of Indenture).

  Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities.

CERTAIN COVENANTS

  The Senior Indenture will contain the following covenants:

  Aggregate Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

  Debt Service Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Company's Board of Directors) in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

  Secured Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with generally accepted accounting principles) of all outstanding Debt of the Company and its Subsidiaries which is secured by any Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

  Maintenance of Total Unencumbered Assets. The Company will, and will cause its Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

  The Subordinated Indenture will not contain any of the covenants described above and will not contain any other limitation on the amount of Debt of any kind which the Company or its Subsidiaries may incur. Neither Indenture will limit the amount of dividends or other distributions which the Company may pay to its shareholders.

  Each Indenture will contain the following covenants:

  Existence. Except as permitted under the provisions of such Indenture described in "Merger, Consolidation or Sale" the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities outstanding under the relevant Indenture.

  Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries will not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business.

  Insurance. Each Indenture will require the Company to, and to cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

  Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, for so long as any Debt Securities are outstanding, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been so required so to file such documents. The Company will also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the relevant Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Debt Securities under the relevant Indenture.

  Definitions. As used herein,

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or (ii) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

  "Annual Debt Service Charge" means, for any period, the interest expense of the Company and its Subsidiaries for such period (including, without duplication, (i) all amortization of debt discount, (ii) all accrued interest,
(iii) all capitalized interest, and (iv) the interest component of capitalized lease obligations), determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication) (i) interest expense on Debt, (ii) provision for taxes based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on sales or other dispositions of properties and other investments, (v) property depreciation and amortization, (vi) the effect of any non-cash items resulting from a change in accounting principles in determining Consolidated Net Income, and (vii) amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding (without duplication) (i) extraordinary items and (ii) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or a Subsidiary, by the Company's Board of Directors) of the property subject to such Lien, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by such Person as lessee which is required to be reflected on such Person's balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Executive Group" means, collectively, those individuals holding the offices of Chairman, Vice Chairman, President, Chief Executive Officer, Chief Operating Officer or any Vice President of the Company.

  "Lien" means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

  "Subsidiary" means (i) a corporation, partnership, joint venture, limited liability company or other Person the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representatives(s), or such individuals' successors in office as an officer of the Company), and (ii) any Person the accounts of which are consolidated with the accounts of the Company.

  "Total Assets" means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Total Unencumbered Assets" means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Undepreciated Real Estate Assets" means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any interest on or any Additional Amounts payable in respect of any Debt Security of such series; (ii) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in such Indenture; (v) default under any bond, note, debenture or other evidence of indebtedness of the Company or any of its Subsidiaries or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any of its Subsidiaries which results in the acceleration of such indebtedness in an aggregate principal amount exceeding $20,000,000 or which constitutes a failure to pay at maturity or other scheduled payment date (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $20,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of such series;
(vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or of any Significant Subsidiary; and (vii) any other Event of Default provided with respect to that series of Debt Securities. (See Section 501 of the forms of Indenture.) The term "Significant Subsidiary" means any Subsidiary which is a significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act as in effect on January 1, 1996) of the Company.

  If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series (other than amounts which have become due and payable as a result of such acceleration), plus certain fees, expenses, disbursements and advances of such Trustee and (ii) all Events of Default (other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest) with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. (See
Section 502 of the forms of Indenture.) The Indentures will also provide that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (See Section 513 of the forms of Indenture.)

  The Indentures will require each Trustee to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under the applicable Indenture known to such Trustee, unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of such Trustee determines such withholding to be in the interest of such Holders. (See
Section 601 of the forms of Indenture.)

  The Indentures will provide that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. (See Section 507 of the forms of Indenture.) This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities held by that Holder at the respective due dates thereof. (See Section 508 of the forms of Indenture.)

  The Indentures will provide that, subject to provisions to each Indenture relating to its duties in case of default, a Trustee thereunder is under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. (See Section 602 of the forms of Indenture.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein. (See Section 512 of the forms of Indenture.)

  Within 120 days after the close of each fiscal year, the Company must deliver to the relevant Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any noncompliance under the applicable Indenture and, if so, specifying such noncompliance and the nature and status thereof. (See Section 1014 of the form of Senior Indenture and Section 1011 of the form of Subordinated Indenture.)

MODIFICATION OF THE FORMS OF INDENTURE

  Modifications and amendments of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest, if any, (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any amount of premium payable on any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of the Holder of any such Debt Security to repayment of such Debt Security at such Holder's option, (iii) change the Place of Payment, or the coin or currency, for payment of principal of (or premium, if any) or interest, if any, on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security, or (vii) make any change that adversely affects the right, if any, to convert or exchange any Debt Security for equity securities of the Company or other securities or property in accordance with the terms of any such Debt Security. (See Section 902 of the forms of Indenture.)

  Each Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities of any series issued thereunder have the right to waive compliance by the Company with certain covenants in the Indenture applicable to such series, including those described in the section of this Prospectus captioned "Description of Debt Securities--Certain Covenants." (See Section 1013 of the form of Senior Indenture and Section 1011 of the form of Subordinated Indenture.)

  Modifications and amendments of an Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that no such change or elimination shall become effective with respect to the Outstanding Debt Securities of any series issued thereunder which were first issued prior to the date of such change or elimination and which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder; (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or to facilitate the administration of the trusts under such Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in such Indenture or to make any other provisions with respect to matters or questions arising thereunder, provided that such action shall not adversely affect the interests of Holders of Outstanding Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect. (See Section 901 of the forms of Indenture.)

  The Indentures will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded. (See Section 101 of the forms of Indenture.)

  The Indentures will contain provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder. (See Section 1501 of the forms of Indenture.) A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. (See
Section 1502 of the forms of Indenture.) Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less or more than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (See Section 1504 of the forms of Indenture.)

  Notwithstanding the provisions described above, the Indentures will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or by the Holders of a specified percentage in principal amount of the Outstanding Debt Securities of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (See Section 1504 of the forms of Indenture.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise indicated in the applicable Prospectus Supplement, upon request of the Company any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified in such Company request (except as to certain limited provisions of such Indenture which shall survive) when either (i) all Debt Securities of such series have been delivered to the Trustee for cancellation (subject to certain exceptions) or (ii) all Debt Securities of such series have become due and payable or will become due and payable within one year (or, if redeemable, are scheduled for redemption within one year) and the Company has irrevocably deposited with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  Each Indenture provides that, unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities issued thereunder either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except, among other things, for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (see Section 1402 of the forms of Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under the applicable covenants described above under the caption "Certain Covenants" (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted under the provisions described under "Merger,

Consolidation or Sale") and, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenants applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (see Section 1403 of the forms of Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

  Such a trust may only be established if, among other things, (i) the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture; (ii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the applicable Trustee irrevocable instructions to redeem such Debt Securities on such date; and
(iii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and shall be continuing on the date of, or, solely in the case of Events of Default described in clause (vi) of the first paragraph under "--Events of Default, Notice and Waiver" above, during the period ending on the 91st day after the date of, such deposit into trust. (See
Section 1404 of the forms of Indenture.)

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (See Section 101 of the forms of Indenture.)

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as it becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event. (See Section 1405 of the forms of Indenture.) "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that are payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to the Debt Securities of any series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default (other than an Event of Default with respect to any covenant as to which there has been covenant defeasance), the amount of monies and Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity or at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

RANKING OF DEBT SECURITIES

  The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. See "Subordination of Subordinated Securities."

  The Debt Securities are obligations exclusively of the Company. Because a significant portion of the operations of the Company is conducted through its subsidiaries, including the Operating Company, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are partially dependent on the earnings of such subsidiaries and the Debt Securities will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such subsidiaries. See "Risk Factors--Ranking of Securities." Although the Senior Indentures will, if any Senior Securities are issued, impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

  The payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities will be subordinated as set forth in the Subordinated Indenture in right of payment to the prior payment of all Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred. (See Section 1701 of the Subordinated Indenture.)

  "Senior Indebtedness" is defined in the Subordinated Indenture to mean (i) the principal of (and premium, if any) and unpaid interest, if any, on indebtedness for money borrowed or evidenced by a bond, note, debenture or similar instrument, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, indebtedness and obligations of others of the types referred to in clauses (i) through (iii) above, (v) renewals, extensions and refunding of any such indebtedness or obligations,

(vi) interest in respect of any such indebtedness or obligations accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through (vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to all other indebtedness of the Company or is not senior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment. At September 30, 1997, the Company had approximately $157,000,000 of Senior Debt outstanding. There are no restrictions in the Subordinated Indenture upon the incurrence of additional Senior Indebtedness.

  The Subordinated Indenture will provide that, in the event (i) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture (described above under "Merger, Consolidation or Sale") or (ii) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (iii) that the principal of the Subordinated Debt Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the form of Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the form of Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said
Section 502, then:

    (1) in a circumstance described in the foregoing clause (i) or (ii), the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (iii), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Debt Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal (premium, if any), interest and Additional Amounts, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Debt Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest, if any, on or any Additional Amount in respect of the indebtedness evidenced by the Subordinated Debt Securities;

    (2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated debt securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Debt Securities would be entitled except for the subordination provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Debt Securities; and

    (3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Debt Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such

  Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

  By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

CONVERTIBLE DEBT SECURITIES

  If set forth in the applicable Prospectus Supplement, Debt Securities of any series may be convertible into Common Shares or other securities of the Company ("Convertible Debt Securities") on the terms and subject to the conditions set forth in such Prospectus Supplement.

  The applicable Prospectus Supplement may set forth limitations on the ownership or conversion of Convertible Debt Securities intended to protect the Company's status as a REIT for federal income tax purposes.

  Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities which may be issued upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares and the Preferred Shares.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in any authorized denomination and will be issued in registered or bearer form.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of DTC, and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

  Unless otherwise specified in the applicable Prospectus Supplement, each Global Security of any series will be exchangeable for certificated Debt Securities of the same series only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default under the

Indenture with respect to the Debt Securities of such series and beneficial owners representing a majority in aggregate principal amount of such Debt Securities represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC's relevant Participants (as identified by DTC) to the applicable Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

  The following is based on information furnished to the Company:

  DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except under the circumstances described above.

  To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal payments, premium payments, if any, and interest payments, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  To the extent that any Debt Securities provide for repayment or repurchase at the option of the Holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the applicable Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to such Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

  DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered as described above.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered as described above.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

  The following description of Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate, does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and by the provisions of the form of articles supplementary pursuant to which the terms of the Preferred Shares of any series will be established, which have been or will be included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information." Certain other specific terms will be described in the applicable Prospectus Supplement. The terms of the Preferred Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

GENERAL

  Under the Articles, the Board of Directors has the authority to issue up to 10,000,000 Preferred Shares, $0.01 par value per share. No Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time in one or more series, as authorized by the Board of Directors of the Company and without any action or approval of shareholders of the Company. Prior to the issuance of shares of such series, the Board of Directors is required by the Maryland General Corporation Law and the Articles to fix for each series, subject to the provisions of the Articles, the terms, rights, restrictions and qualifications, including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares offered in any Prospectus Supplement will, when issued, be fully paid and nonassessable and will have no preemptive rights.

  The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

TERMS

  Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

    (1) The class, series and title of such Preferred Shares;

    (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares, and whether dividends will be cumulative or non-cumulative;

    (4) The date from which dividends on such Preferred Shares shall accrue, if applicable;

    (5) The procedures for any auction or remarketing of such Preferred
  Shares;

    (6) The provision for any sinking fund for such Preferred Shares;

    (7) The provision for redemption, if applicable, of such Preferred
  Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Shares of any series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company which the terms of such Preferred Shares specifically provide rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

  Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of capital stock ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Shares, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up).

  Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Shares may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding shares of Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series.

  If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares), or by any other equitable manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price;
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Shares of any series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which, in the case of Preferred Shares for which dividends are noncumulative, shall not include any accumulation in respect of unpaid dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Shares of any series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such Preferred Shares in the distribution of assets, then the holders of such Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of any series, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Shares, so long as any shares of Preferred Shares of such series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, provided, however, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares or any other class or series of capital stock of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares or any other class or series of capital stock of the Company into which the shares of Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

  The Preferred Shares are subject to certain restrictions on transfer, and are subject to redemption (at redemption prices to be specified in the applicable Prospectus Supplement) at the option of the Company, to the extent the Board of Directors deems necessary to permit the Company to comply with the REIT provisions of the Code. See "Restrictions on Transfers of Capital Stock; Redemption." In addition, the applicable Prospectus Supplement may set forth additional restrictions on transfer and related provisions applicable to the Preferred Shares offered thereby intended to permit the Company to comply with such provisions.

TRANSFER AGENT

  The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. The following description of certain terms of any Deposit Agreement and the related Depositary Shares and Depositary Receipts does not purport to be complete, and is qualified in its entirety by reference to the form of Deposit Agreement (including the form of Depositary Receipt) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is or will be available as described below under "Available Information."

  The terms of the Depositary Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

  In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred

Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (or, with respect to Preferred Shares as to which dividends are non-cumulative, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or in such other manner as the Preferred Share Depositary deems equitable.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

  Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

  In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the applicable fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

  The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) holders of a majority of the outstanding Depositary Receipts issued thereunder consent to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

  Neither the Preferred Shares Depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

  If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue Common Stock Warrants for the purchase of Common Shares. Common Stock Warrants may be issued independently or together with any other Company Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Company Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The following description of certain terms of any Common Stock Warrants and the related Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Agreement (including the form of Common Stock Warrant) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is or will be available as described under "Available Information."

  The terms of the Common Stock Warrants offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which such Prospectus Supplement is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the number of Common Shares purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Company Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Company Offered Security; (vi) whether such Common Stock Warrants will be attached to any other Company Offered Securities and the date, if any, on and after which such Common Stock Warrants and the related Company Offered Securities will be separately transferable; (vii) the price at which each Common Share purchasable upon exercise of such Common Stock Warrants may be purchased;
(viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

  Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Shares. Common Shares that may be acquired upon the exercise of Common Stock Warrants directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of acquisition of the Common Stock Warrants, and (ii) prior to the exercise of the Common Stock Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Shares, the Rights (as defined below) and the Rights Agreement (as defined below) do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, the Bylaws and the Rights Agreement dated as of August 14, 1989 (the "Rights Agreement") between the Company and Chase Mellon Shareholder Services L.L.C. ("Chase Mellon") (formerly Chemical Trust Company of California), as successor rights agent, as supplemented, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available as described above under "Available Information."

  The Articles authorize the issuance of up to 100,000,000 Common Shares, $0.01 par value. As of December 31, 1997, there were 41,738,704 Common Shares issued and outstanding. In addition, as of December 31, 1997, there were 2,800,900 Common Shares reserved for issuance upon the exercise of options under the Company's stock option plans and 1,383,801 Common Shares were reserved for issuance under the Company's Dividend Reinvestment Plan. As of December 31, 1997, there were 3,452,181 shares of Common Shares reserved for issuance upon exchange of the units in the Operating Company and the units of a certain other subsidiary of the Company which were issued or may be issued in connection with the TCR-West Transaction. The Common Shares are listed on the New York Stock Exchange under the symbol "BRE." Chase Mellon is the transfer agent and registrar of the Common Shares.

  Holders of Common Shares are entitled to receive dividends ratably, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, subject to any preferential rights of any outstanding Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in any assets of the Company available for distribution to shareholders after payment of or provision for all liabilities of the Company and any amounts owing in respect of any outstanding Preferred Shares. The Common Shares offered in any Prospectus Supplement will not have preemptive or conversion rights.

  Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the holders of Common Shares and, except as otherwise required by law or as provided by the express provisions of any series of Preferred Shares, the holders of the Common Shares will exclusively possess all voting power of the shareholders of the Company. Holders of Common Shares do not have cumulative voting rights in the election of directors.

  As described above under "Description of Preferred Shares," the Board of Directors may, without the approval of the shareholders of the Company, from time to time authorize the issuance of one or more series of Preferred Shares with such rights, restrictions and other terms as may be determined by the Board of Directors. The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  Several provisions of the Articles and Bylaws may have the effect of deterring a takeover of the Company. These provisions include (i) the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with shareholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria, (ii) a requirement that directors of the Company may be removed by the shareholders only for "cause" and that vacancies in the Board of Directors may be filled only by action of the remaining directors, (iii) the requirement that 70% of the outstanding shares of voting stock approve amendments to certain provisions of the Articles, (iv) the classification of the Company's Board of Directors into three classes serving staggered three-year terms, (v) a prohibition on certain stock repurchases by the Company from a holder of 5% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met, and (vi) a requirement that shareholder action without a meeting be taken by unanimous written consent.

  Maryland law imposes certain restrictions on business combinations with a greater than ten percent shareholder unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

  Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

SHAREHOLDER RIGHTS PLAN

  On August 14, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record on September 7, 1989 of one common share purchase right (a "Right") for each outstanding Common Share. Each Right entitled the holder to purchase from the Company one Common Share at a cash purchase price of $90.00 per share, subject to adjustment. Following the Company's stock dividend of one Common Share for each Common Share outstanding in June 1996, such cash purchase price was adjusted to $45.00 per share, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on September 7, 1999, unless earlier redeemed by the Company as described below (the "Final Expiration Date").

  Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued Common Shares and
(ii) the Rights will be evidenced by the Common Share certificates and the transfer of Common Share certificates will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date.

  The Rights will separate from the Common Shares and a Distribution Date (as defined in the Rights Agreement) will occur, in general, upon the earlier of
(i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired 32% or more of the outstanding Common Shares (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender or exchange offer for 40% or more of the outstanding Common Shares or
(iii) 10 business days after the Board of Directors determines that a person has become an "Adverse Person" (as defined in the Rights Agreement).

  In the event that, among other things, (i) the Company survives a merger or business combination with an Acquiring Person or an Adverse Person without any exchange of its outstanding Common Shares for other securities, cash or property, (ii) any person becomes the owner of 40% or more of the then outstanding Common Shares, (iii) an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person or an Adverse Person, an event occurs which results in such person's ownership interest being increased by more than 1%, each Right will entitle the holder to receive, upon exercise, Common Shares having a value equal to two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date or the date on which the Board of Directors determines that a person is an Adverse Person, (i) the Company is acquired in a merger or other business combination, (ii) the Company survives a merger or business combination in which Common Shares are exchanged for other securities, cash or property or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

  In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the earlier of the Stock Acquisition Date, the date on which a person is determined to be an Adverse Person or the Final Expiration Date.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Board of Directors or on the acquisition by such person or group of a substantial number of Rights.

            RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION

  The Articles provide that any shareholder must, upon demand, disclose to the Board of Directors of the Company in writing such information with respect to its direct and indirect ownership of the shares of the Company's stock as the Board of Directors deems necessary to permit the Company to comply (or to verify compliance) with the REIT provisions of the Code, and the regulations promulgated thereunder or the requirements of any other taxing authority. The Articles further provide that, if the Board of Directors in good faith determines that direct or indirect ownership of shares of the Company's stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT (See "Federal Income Tax Considerations"), the Board of Directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Company's stock into conformity with the requirements for maintaining REIT status. If Common Shares are called for redemption, the redemption price shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading but are reported in the Nasdaq system, the last sale price on the last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the Nasdaq National Market, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or (iv) if not determined by the foregoing methods, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

  The Bylaws provide that, whenever it is determined by the Board of Directors to be reasonably necessary to protect the REIT tax status of the Company, the Board of Directors may require a statement or affidavit from each holder or proposed transferee of shares of stock setting forth the number of shares already owned by such holder or transferee or any related person. The Bylaws further provide that if, in the opinion of the Board of Directors, which will be conclusive upon any proposed transferor or transferee of shares, any proposed transfer would jeopardize the status of the Company as a REIT under the Code, the Board of Directors may refuse to permit such transfer; that any attempt to transfer as to which the Board of Directors has refused its permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and that all contracts for the sale or other transfer of shares are subject to these restrictions.

  These provisions may have the effect of preventing acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of the material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular security holder of the Company in view of a security holder's particular circumstances, or to certain types of security holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

  EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  Effective as of its formation on May 22, 1970, the Company has elected to be taxed as a real estate investment trust under Code Sections 856 through 860. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

  In the opinion of Farella Braun & Martel LLP, based on certain assumptions and representations, the Company was reorganized in Delaware in 1987 in conformity with the requirements for qualification as a "Real Estate Investment Trust" under the Code, the Company has qualified as a REIT for its fiscal year ended July 31, 1995, its short taxable year ended December 31, 1995 and its taxable year ended December 31, 1996 (the years, to the best knowledge of counsel, that are still subject to audit by the Internal Revenue Service), it is anticipated that the Company will qualify as a REIT for its taxable year ended December 31, 1997, and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT under the Code for its taxable year ending December 31, 1998 and thereafter provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth and incorporated by reference in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Farella Braun & Martel LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "Failure to Qualify."

TAXATION OF THE COMPANY

  A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

  A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

  With respect to its taxable years ending before January 1, 1998, in order to maintain its election to be taxed as a REIT, the Company must also maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Company believes that it has complied and will comply with these requirements.

  In the case of a REIT that is a partner in a partnership or a member in a limited liability company ("LLC"), the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership or LLC based on the REIT's capital interest in the partnership or LLC and is deemed to be entitled to the income of the partnership or LLC attributable to such proportionate share (unless specifically stated otherwise or the context otherwise requires, the discussion under this section "Federal Income Tax Considerations" relating to partnerships and the partners thereof also applies to LLCs and the members thereof). In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Company and the other partnerships and limited liability companies in which the Company owns a direct or indirect interest (collectively, the "Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Company for purposes of applying the gross income tests and the asset tests described below, provided that the Operating Company and the Subsidiary Entities are treated as partnerships for federal income tax purposes. See "Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities" below.

INCOME TESTS

  In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, for the Company's taxable years beginning prior to January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT may provide services to its tenants and the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments received by a REIT for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants in properties of a similar class in the geographic market in which the REIT's property is 1ocated will not qualify as "rents from real property." For the Company's taxable years beginning on or after January 1, 1998, the provision of Prohibited Services by the Company in connection with a lease of real property will not cause the rent to fail to qualify as "rents from real property" unless the amount treated as received for the Prohibited Services exceeds l% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services should not be considered Prohibited Services.

  To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from "rents from real property," the Company intends to hire independent contractors from whom the Company will derive no revenue in connection with such services.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  For the Company's taxable years beginning prior to January 1, 1998, any gross income derived from a prohibited transaction will be taken into account in applying the 30% income test necessary to qualify as a REIT. The net income from a prohibited transaction is subject to a 100% tax. The Company believes that no asset directly or indirectly owned by it is held for sale to customers and that the sale of any such property will not be in the ordinary course of business of the Company, the Operating Company or the Subsidiary Entities.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in "--General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

THIRD PARTY MANAGEMENT INCOME

  In connection with the TCR-West Transaction, the Company acquired certain management contracts (which were immediately contributed to the Management Company, a newly created "qualified REIT subsidiary," as defined in the Code) whereby, in return for various fees, the Company is obligated to provide management services related to properties that are not owned directly or indirectly by the Company ("Third Party Management Income"). The Third Party Management Income will not qualify under either 75% or 95% gross income test described above. However, the Company does not believe that the receipt of this income will cause the Company to fail to satisfy one or both of the 75% or 95% gross income tests for the current or any future taxable year as this income, along with other non-qualifying income, is expected to represent less than 5% of the Company's gross income in any taxable year.

  Inadvertent failure to satisfy the 75% and 95% gross income tests may not disqualify the Company as a REIT if, as discussed above, certain relief provisions apply. See "--Income Tests."

ASSET TESTS

  At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, the Company owns stock in certain subsidiaries that are, in the opinion of Farella Braun & Martel LLP (based on certain representations by the Company), "qualified REIT subsidiaries" as defined in the Code, and as "qualified REIT subsidiaries," such subsidiaries are not treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

  In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed (including for this purpose as amounts distributed, amounts taxed at regular ordinary and capital gains corporate tax rates). The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the "dividends received" deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

  Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

  Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

  If the Company elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, the Company would pay tax on such retained net long-term capital gains. In addition, for taxable years of the Company beginning an or after January 1, 1998, to the extent designated by the Company, a taxable domestic shareholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such taxable domestic shareholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a taxable corporate shareholder, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

BACKUP WITHHOLDING

  The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

  For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. Generally, a tax-exempt investor that holds Common Shares as an investment and is exempt from tax on its investment income will not be subject to tax on distributions paid by the Company. However, if such tax-exempt investor is treated as having purchased Common Shares with borrowed funds, some or all of its distributions from the Common Shares will be subject to tax. Amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Company's Common Shares, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

  The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

  It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business. As the Common Shares are publicly traded, there can be no assurance that the Company will always qualify as a "domestically controlled REIT."

  If the Company ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would be subject to United States taxation under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") as a sale of a "United States real property interest" unless the Common Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Shareholder held no more than 5% (after applying certain constructive ownership rules) of the Common Shares during the shorter of (i) the period during which the taxpayer held such shares or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a domestic shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporation), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding tax will not apply if the Common Shares are "regularly traded" in an established securities market.

  Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to United States taxation will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed below), or (ii) the Non-U.S. Shareholder is a resident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) ("Non-Capital Distributions") will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable income tax treaty. However, if dividends from the investment in the Common Shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company will withhold United States income tax at the rate of 30% on the gross amount of any Non-Capital Distributions paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. Because the Company will withhold 30% (or lower treaty rate) of all Non-Capital Distributions, to the extent the Company makes distributions in excess of its earnings and profits, generally the amount withheld will exceed a Non-U.S. Shareholder's U.S. tax liability on such distributions and such shareholder can seek a refund from the IRS to the extent the amount withheld on its distributions exceeds its U.S. tax liability.

  Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of FIRPTA. Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold

35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

  Distributions that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a resident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  On October 6, 1997, the IRS issued final Treasury Regulations concerning the withholding of tax and information reporting for certain amounts paid to non-resident individuals and foreign corporations. These new withholding rules significantly change the current withholding regime. However, in general, these new rules apply only to payments made after December 31, 1998. Prospective purchasers should consult their tax advisors concerning the impact, if any, of these new Treasury Regulations.

FEDERAL INCOME TAX ASPECTS OF THE OPERATING COMPANY AND THE SUBSIDIARY
ENTITIES

  As a result of the TCR-West Transaction, a portion of the Company's assets are held indirectly through the Operating Company and the Subsidiary Entities.

  The Operating Company and the Subsidiary Entities involve special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships or LLCs as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. Under recently finalized Treasury Regulations pertaining to entity classification, the Company believes that the Operating Company and Subsidiary Entities will be classified as partnerships for federal income tax purposes. Nevertheless, if any of such partnerships or LLCs were to be treated as a corporation, such entity would be subject to an entity level tax on its income. Such an entity level tax is likely to substantially reduce the amount of cash available for distribution to the Company's shareholders and to holders of Debt Securities. In addition, if the Operating Company or any of the Subsidiary Entities were to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

  Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax-basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Company was formed by way of contributions of property by TCR-West. Consequently, allocations with respect to such contributed property must be made in a manner consistent with Code
Section 704(c).

  In general, the Company will be allocated higher amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the property-contributing members and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Company. This will tend to eliminate the Book-Tax Difference over the life of the Operating Company. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Company will cause the Company to be allocated lower depreciation and other deductions, and possible amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Annual Distribution Requirements."

  The Treasury Regulations under Code Section 704(c) allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. Book-Tax Differences associated with the Operating Company will be allocated pursuant to the "traditional method" as described in the applicable Treasury Regulations. Use of the "traditional method" may result in distributions to Company shareholders being comprised of a greater portion of taxable income rather than a return of capital.

PARTNERSHIP ANTI-ABUSE RULE

  The IRS has published regulations that provide an anti-abuse rule (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"). Under the Anti-Abuse Rule, if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners, aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can recast the transaction for federal tax purposes to achieve tax results that are consistent with the intent of the Partnership Provisions. This analysis is to be made based on all facts and circumstances. The Anti-Abuse Rule states that the intent of the Partnership Provisions incorporates the following requirements: (i) the partnership must be bona fide and each partnership transaction or series of related transactions must be entered into for a substantial business purpose; (ii) the form of each partnership transaction must be respected under substance over form principles; and (iii) with certain exceptions, the tax consequences under the Partnership Provisions to each partner of partnership operations and the transactions between the partner and the partnership must accurately reflect the partner's economic agreement and clearly reflect the partner's income.

  The Company believes that its indirect ownership of certain assets through its interest in the Operating Company and the Subsidiary Entities is not inconsistent with the intent of the Partnership Provisions and that, therefore, the IRS should not be able to invoke the Anti-Abuse Rule to recast the structure of the Company for federal income tax purposes. However, no assurance can be given that the IRS or a court will concur with such opinion.

  The Anti-Abuse Rule also provides that, unless a provision of the Code or the Treasury Regulations prescribes the treatment of a partnership as an entity, in whole or in part, and that treatment and the ultimate tax results, taking into account all the relevant facts and circumstances, are clearly contemplated by that provision, the IRS can treat a partnership as an aggregate of its partners, in whole or in part, as appropriate to carry out the purpose of any provision of the Code or the Treasury Regulations. Treatment of the Operating Company or any of the Subsidiary Entities, in whole or in part, as an aggregate rather than an entity is unlikely to materially change the federal tax consequences to any partner. In addition, the REIT Provisions generally treat a partnership as an aggregate rather than an entity for purposes of applying the REIT Requirements. Therefore, the Anti-Abuse Rule should not have a material adverse effect on the federal income tax consequences to any partner or on the ability of the Company to qualify as a REIT.

OTHER TAX CONSEQUENCES

  The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             PLAN OF DISTRIBUTION

  The Company or the Selling Shareholder may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through dealers or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale or at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company or the Selling Shareholder also may, from time to time, authorize agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Company or the Selling Shareholder, as applicable, in the form of discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

  Any compensation paid by the Company or the Selling Shareholder to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Selling Shareholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on such future date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by Contracts.

  Certain of the underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for the Company, the Selling Shareholder and their respective subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related financial schedule of BRE Properties, Inc. appearing in BRE Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Promontory Point Apartments for the year ended December 31, 1996, appearing in BRE Properties, Inc.'s Current Report on Form 8-K/A filed on February 13, 1997, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Foster's Landing Apartments for the year ended December 31, 1995, appearing in BRE Properties, Inc.'s Current Report on Form 8-K/A filed on December 10, 1996, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Red Hawk Ranch for the year ended December 31, 1996, appearing in BRE Properties, Inc.'s Current Report on Form 8-K filed on April 25, 1997, has been audited by Ernst & Young LLP, as set forth in there report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Lakeshore Landing Apartments for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K/A filed on October 30, 1997, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of certain TCR-West multifamily properties for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K filed on November 24, 1997, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents.

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